Exhibit 4.1

EXECUTION VERSION

INDENTURE

Dated as of June 15, 2017

Among

SUPERIOR INDUSTRIES INTERNATIONAL, INC.,

as Issuer,

THE SUBSIDIARY GUARANTORS,

as Guarantors,

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,

as Registrar and Transfer Agent,

and

THE BANK OF NEW YORK MELLON ACTING THROUGH ITS LONDON BRANCH,

as Trustee and Paying Agent

6.000% SENIOR NOTES DUE 2025

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Any Future Guarantors

INDENTURE, dated as of June 15, 2017, among (a) Superior Industries International, Inc., a Delaware corporation, as the Issuer (as defined herein), (b) certain subsidiaries of the Issuer, as Guarantors (as defined herein), (c) The Bank of New York Mellon acting through its London Branch, as Trustee and Paying Agent (each, as defined herein) and (d) The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar and Transfer Agent (each, as defined herein).

W I T N E S S E T H

WHEREAS, the Issuer (as defined herein) has duly authorized the issue of €250,000,000 aggregate principal amount of its 6.000% senior notes due 2025 (the “Notes”);

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture (as defined herein); and

WHEREAS, the Initial Notes (as defined herein) are being issued to fund the repayment in full of the Issuer’s borrowings under that certain Bridge Credit Agreement, dated March 22, 2017, among the Issuer, Citibank, N.A., as Administrative Agent, and the lenders party thereto, as amended, restated or otherwise modified from time to time, and other general corporate purposes.

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Common Depositary or its nominee, issued in an initial amount equal to the principal amount of the Notes initially resold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“AcquisitionCo” means Blitz F17-641 AG, having its registered office in Frankfurt am Main registered with the commercial register of the local court in Frankfurt am Main under docket number HRB 107708.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Transfer Agent, Paying Agent or additional paying agent.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Applicable Indebtedness” has the meaning assigned to it in the definition of “Weighted Average Life to Maturity.”

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.00% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such Redemption Date of (i) the redemption price of such Note at June 15, 2020 (as set forth in the table appearing in Section 3.07(e)), plus (ii) all required remaining scheduled interest payments due on such Note through June 15, 2020 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Bund Rate as of such Redemption Date plus 50 basis points; over

(b) the then outstanding principal amount of such Note on such Redemption Date,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer will designate; provided that such calculation will not be the duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any selection of Notes or any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such selection, transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged or worn out property or assets in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course, (iii) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Issuer), (iv) improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business and (v) assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Issuer and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the disposition of all or substantially all of the assets of the Issuer or a Restricted Subsidiary in a manner permitted pursuant to Section 5.01 (other than Sections 5.01(a)(2) and 5.01(b)(2)) or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment or any acquisition otherwise permitted by this Indenture;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions of less than $5.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment or sub-lease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sub-lease, license or sublicense or other agreement;

(h) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation, eminent domain or any similar action (including, for the avoidance of doubt, any casualty event) with respect to assets or the granting of Liens not prohibited by this Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including asset securitizations permitted by this Indenture;

(l) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof in the ordinary course of business consistent with past practice;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) the granting of a Lien that is permitted under Section 4.12;

(s) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable law;

(t) the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted under this Indenture, which assets are not used or useful in the principal business of the Issuer and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition permitted under this Indenture;

(u) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(v) dispositions of property in connection with any Sale and Lease-Back Transaction; and

(w) the sales of property or assets for an aggregate fair market value since the Issue Date not to exceed $50.0 million.

“ASU” has the meaning assigned to it in the definition of “Capitalized Lease Obligation.”

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Issuer.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Issuer that is registered as a broker-dealer under the Exchange Act or any other applicable laws requiring such registration.

“Bund Rate “ means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(a)	“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to June 15, 2020 and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to June 15, 2020, provided, however, that, if the period from such redemption date to June 15, 2020 is less than one year, a fixed maturity of one year shall be used.

(b)	“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(c)	“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in good faith; and

(d)	“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt time on the third Business Day preceding the relevant date.

“Business	Day” means any day that is not a Legal Holiday.

“Canadian	Dollars” means the lawful currency of Canada.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities, Indebtedness incurred in connection with a Sale and Lease-Back Transaction, Indebtedness incurred in the ordinary course of business of the Issuer, Capitalized Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 4.03.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Euros, Yen, Canadian Dollars, Sterling, Polish Zloty, Mexican Pesos or any national currency of any Participating Member State; or

(b) in the case of any Foreign Subsidiary or any jurisdiction in which the Issuer or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the United States dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer) and, in each case, maturing within 36 months after the date of acquisition thereof;

(7) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer);

(8) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;

(9) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer) with maturities of 36 months or less from the date of acquisition thereof;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor

S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer) with maturities of 36 months or less from the date of acquisition thereof;

(11) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Issuer);

(12) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above; and

(13) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents will also include (i) Investments of the type and maturity described in clauses (1) through (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts, except amounts used to pay non-dollar denominated obligations of the Issuer or any Restricted Subsidiary in the ordinary course of business, are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement “ means any agreement entered into from time to time by the Issuer or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services and (d) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation, amalgamation or business combination) of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) (a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Issuer representing more than fifty percent (50.00%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Issuer (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded), unless the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Issuer.

“Closing Date Total Net Leverage” means 2.95 to 1.00.

“Clearstream” means Clearstream Banking, S.A. and its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Depositary” means with respect to the Notes issued in whole or in part in global form, a depositary common to Euroclear and Clearstream, being initially The Bank of New York Mellon, London Branch, until a successor Common Depositary, if any, shall have become such pursuant to this Indenture, and thereafter “Common Depositary” shall mean or include each Person who is then a Common Depositary hereunder.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses of such Person and its Restricted

Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) increased (without duplication) by the following, in each case (other than clauses (h) and (l) below) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income”; plus

(c) Consolidated Depreciation and Amortization Expense for such period; plus

(d) any other non-cash charges, including any write-offs or write- downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may determine not to add back such non- cash charge in the current period and (B) to the extent the Issuer does decide to add back such non-cash charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Issue Date, in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at

Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f) (i) the amount of board of director fees and (ii) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus

(g) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus

(j) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic No. 715— Compensation—Retirement Benefits, and any other items of a similar nature; plus

(k) [reserved]; plus

(l) (a) the amount of “run rate” cost savings, synergies and operating expense reductions related to restructurings, cost savings initiatives or other initiatives that are projected by the Issuer in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) within 24 months after the end of such period (or, with respect to cost savings, synergies and operating expense reductions related to the Transactions, within 36 months after the Issue Date or to the extent identified in the Quality of Earnings Analysis of PricewaterhouseCoopers LLP dated February 25, 2017 (the “QofE”) undertaken or implemented prior to the Issue Date) (which cost savings, synergies or operating expense reductions shall be calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Issue Date) (which adjustments may be incremental to (but not duplicative of) any pro forma cost savings, synergies or operating expense reduction adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of “Interest Coverage Ratio”); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable and (b) addbacks of the type identified in the QofE; plus

(m) any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(n) internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP; plus

(o) any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of); and

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period; and

(c) any income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); plus

(2) non-cash interest expense resulting solely from (a) the amortization of original issue discount from the issuance of Indebtedness of such Person and its Restricted Subsidiaries at less than par (excluding the Notes and any Indebtedness borrowed under the Senior Credit Facilities in connection with the Transactions and any Non-Recourse Indebtedness), plus (b) pay-in-kind interest expense of such Person and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing Indebtedness for borrowed money, excluding, in each case, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clauses (2)(a) and (2)(b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic No. 815— Derivatives and Hedging, (iii) costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness, (v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) [reserved], (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto in connection with the Transactions, any acquisition or Investment and (xii) annual agency fees paid to any administrative agents and collateral agents with respect to any secure or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto) under any Credit Facilities, including the Senior Credit Facilities and the Notes.

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1) extraordinary, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); costs and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; costs and expenses related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs and expenses incurred in connection with non-ordinary course product and intellectual property development; costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Issue Date (including integration costs); business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves; operating expenses attributable to the implementation of cost-savings initiatives; curtailments and modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments);

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3) Transaction Expenses;

(4) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary, and, solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(A), the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting (provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period);

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(A), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Issuer reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8) income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(9) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10) (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests (including by any direct or indirect parent of the Issuer), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, other securities and any Credit Facilities) and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12) accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case in accordance with GAAP;

(13) any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture;

(14) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic No. 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic No. 825—Financial Instruments;

(15) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(16) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17) any non-cash rent expense;

(18) [reserved];

(19) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(20) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 only (other than Section 4.07(a)(3)(D)), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(3)(D).

“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, in each case secured by a lien on the assets of the Issuer or any Restricted Subsidiary; provided that Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness; provided that Consolidated Total Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations “ means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office on the Issue Date is located at One Canada Square, London E14 5AL, United Kingdom, Attention: Corporate Trust Division—Corporate Finance Unit, or such other address as the Trustee may designate from time to time by notice to the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Issuer).

“Credit Agreement” means that certain Credit Agreement, dated as of March 22, 2017, among the Issuer, Citibank, N.A. as collateral agent and administrative agent, certain issuing banks, each named therein, and the other lenders party thereto, as amended, restated or otherwise modified from time to time.

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, note issuances, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement, extend, renew, restate, amend, modify or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchange, replacement, refunding, supplemental, extended, renewed, restated, amended, modified or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof

(provided that such increase in borrowings or issuances is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means Euroclear, Clearstream and their respective nominees and successors, acting through itself or through the Common Depositary.

“Designated Non-Cash Consideration” means the fair market value of non -cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Restricted Subsidiary thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Issuer or any Restricted Subsidiary by any Person other than the Issuer or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Issuer subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that during such time, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Interest Coverage Ratio, Total Net Leverage Ratio, Senior Secured Net Leverage Ratio and the availability of any baskets hereunder.

“disposition” has the meaning set forth in the definition of “Asset Sale.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for any

Qualified Equity Interests or solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer or its Subsidiaries or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided further that any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries, or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt or Consolidated Secured Debt, as applicable, will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Issuer. For the avoidance of doubt, none of the Equity Interests issued in connection with the Equity Contribution (or any value or payment associated therewith) shall be included in the calculation of any financial ratio or test where Disqualified Stock may otherwise be included therein.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Issuer that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Domination Agreement” means the Domination Profit and Loss Pooling Agreement (Beherrschungs-und Gewinnabführungsvertrag) according to Sec. 291 of the German Stock Corporation Act (AktG) entered into by and between Uniwheels and AcquisitionCo.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Contribution” means, collectively, the direct or indirect contribution to the Issuer by the Investor of an aggregate amount of not less than $150 million in the form of either preferred equity and/or, solely in the event that the Issuer has not received the requisite approvals by the Mexican Competition Bureau and pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended), in each case prior to the Issue Date, subordinated convertible payment-in-kind notes issued by the Issuer to the Investor (such debt, the “Sponsor Subordinated Debt”), in each case on the terms and conditions set forth in the Investment Agreement (as in effect on March 22, 2017, and as amended, restated or otherwise modified in a manner not materially adverse to the holders of the Notes).

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Issuer (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s common equity registered on Form S-4 or Form S-8;

(2) issuances to any Restricted Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Euros” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” shall have the meaning ascribed to such term in the Credit Agreement.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Restricted Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate or that are excluded from the calculation set forth in Section 4.07(a)(3).

“Excluded Proceeds” means with respect to any Asset Sale or Casualty Event, any Net Proceeds therefrom that constitute Declined Excess Proceeds.

“Excluded Subsidiary” means (1) any Subsidiary that is not a direct Wholly-Owned Subsidiary of the Issuer or a Guarantor, (2) any Foreign Subsidiary, (3) any Foreign Subsidiary Holdco, (4) any Domestic Subsidiary any equity interests in which are directly or indirectly owned by a CFC, (5) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law or by contractual obligation (including in respect of assumed Indebtedness permitted under this Indenture) existing on the Issue Date (or, with respect to any Subsidiary acquired by the Issuer or a Restricted Subsidiary after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guarantee (including any Broker-Dealer Regulated Subsidiary), or if such Guarantee would require governmental (including regulatory) or third party (other than the Issuer or any Guarantor or their respective Subsidiaries) consent, approval, license or authorization (other than any governmental approval required to be obtained under the Tender Documents), unless such consent, approval, license or authorization has been obtained, (6) any special purpose vehicle (or similar entity) or any Securitization Subsidiary, (7) any Captive Insurance Subsidiary or any not-for-profit Subsidiary, (8) any Subsidiary that is not a Material Subsidiary, (9) any other Subsidiary with respect to which, in the reasonable judgment of the Issuer, the burden or cost (including any adverse tax consequences) of providing the Guarantee will outweigh the benefits to be obtained by the Holders therefrom and (10) each Unrestricted Subsidiary; provided that any such Subsidiary that is an Excluded Subsidiary pursuant to clause (8) or (9) above will cease to be an Excluded Subsidiary at any time such Subsidiary Guarantees Indebtedness under the Senior Credit Facilities or Capital Markets Indebtedness of the Issuer or any other Guarantor.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 19, 2014 by and among the Issuer, the banks, financial institutions and other investors from time to time parties thereto and JPMorgan Chase Bank, as administrative agent, as amended, restated or otherwise modified from time to time.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Internal Revenue Code of 1986 (as amended), or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes substantially all of whose assets consists (directly or indirectly through disregarded entities) of the Capital Stock or indebtedness of one or more Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, will be irrevocable; provided further that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS will remain as previously calculated or determined in accordance with GAAP. The Issuer will give notice of any such election made in accordance with this definition to the Trustee. Notwithstanding any other provision contained in this Indenture, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with the definition of Capitalized Lease Obligations and Attributable Indebtedness, respectively.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Sections 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States that, in either case, are not callable or redeemable at the option of the issuers thereof, and also will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with the Transaction or any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture; provided, however, that no Excluded Subsidiary shall be a Guarantor.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holder” at any time, means the Person in whose name a Note is registered on the Registrar’s books at such time.

“IFRS” means the international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amounts” has the meaning assigned to it in the definition of “Refinancing Indebtedness.”

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice, (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person;

provided that notwithstanding the foregoing, Indebtedness will be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (b) reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under commercial letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn), (c) obligations under or in respect of Qualified Securitization Facilities, (d) accrued expenses, (e) deferred or prepaid revenues and (f) asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care); provided further that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No.

815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the initial €250,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers “ means J.P. Morgan Securities plc, Citigroup Global Markets Limited, RBC Europe Limited and Deutsche Bank Securities Inc.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for such Test Period to (b) Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for such Test Period.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, Guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock or establishes or eliminates any Designated Revolving Commitments, in each case, subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Interest Coverage Ratio is made (the “Interest Coverage Ratio Calculation Date”), then the Interest Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the most recently ended Test Period (and (1) for the purposes of the numerator of the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio, as if the same had occurred on the last day of the most recently ended Test Period and (2) for all purposes, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period); provided, however, that at the election of the Issuer, the pro forma calculation will not give effect to any Indebtedness incurred or Disqualified Stock or Preferred Stock issued on such determination date pursuant to Section 4.09(b) (other than any such Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to Section 4.09(b)(1)(b) or (14)).

For purposes of making the computation referred to above, any Specified Transaction that has been consummated by the Issuer or any Restricted Subsidiary during any Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Interest Coverage Ratio Calculation Date will be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary since the beginning of such Test Period will have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Interest Coverage Ratio will be calculated giving pro forma effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the most recently ended Test Period.

For purposes of this definition in this Indenture, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions), the pro forma calculations will be made in good faith by a Financial Officer of the Issuer and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Issuer in good faith to result from or relating to any Specified Transaction (including the Transactions and, for the avoidance of doubt, acquisitions occurring prior to the Issue Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) no later than twenty-four (24) months after the date of any such Specified Transaction (in each case as though such cost savings, operating expense reductions and synergies had been realized on the first day of the applicable period and as if such cost savings, operating expense reductions and synergies were realized for the entirety of such period). For the purposes of this Indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Interest Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Interest Coverage Ratio Calculation Date” has the meaning assigned to it in the definition of “Interest Coverage Ratio.”

“Interest Coverage Test” has the meaning assigned to it in the definition of “Unrestricted Subsidiary.”

“Interest Payment Date” means June 15 and December 15 of each year to stated maturity, beginning December 15, 2017.

“Investment Agreement” means the Investment Agreement between TPG Growth III Sidewall, L.P. and the Issuer dated as of March 22, 2017, as amended, restated or otherwise modified from time to time in a manner not materially adverse to the Initial Purchasers and does not affect the Trustee.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Issuer.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice) or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” will include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investor” means any of TPG Capital, L.P., any of its Affiliates and/or funds or partnerships managed or advised by any of TPG Capital, L.P. or any of its Affiliates but not including, however, any portfolio company of any of the foregoing.

“Issue Date” means June 15, 2017.

“Issuer” means Superior Industries International, Inc. and its successors.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“Limited Condition Transactions” means any (1) Permitted Acquisition or other investment permitted under this Indenture by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Issuer on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(8) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Subsidiary” means, as of the Issue Date and thereafter at any date of determination, each Restricted Subsidiary of the Issuer (a) whose Total Assets at the last day of the most recent Test Period (when taken together with the Total Assets of the Restricted Subsidiaries of such Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets of the Issuer and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period (when taken together with the gross revenues of the Restricted Subsidiaries of such Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Issuer and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Issue Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) when combined with Foreign Subsidiaries and Foreign Subsidiary Holdcos the equity interests of which are Excluded Assets solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) comprise in the aggregate more than (when taken together with the Total Assets of the Restricted Subsidiaries of such Subsidiaries at the last day of the most recent Test Period) 7.5% of Total Assets of the Issuer and the Restricted Subsidiaries as of the last day of the most recent Test Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Subsidiaries for such Test Period) 7.5% of the consolidated gross revenues of the Issuer and the Restricted Subsidiaries for such Test Period, then the Issuer shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Indenture, (i) designate in writing to the Trustee, one or more Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions under Article X with respect to any such Subsidiaries (to the extent applicable). At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made by the Issuer in good faith based on the financial statements most recently delivered to the Trustee in accordance with Section 4.03.

“Mexican Pesos” means the lawful currency of the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means (1) with respect to any Asset Sale or Casualty Event, the aggregate cash and Cash Equivalents received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale or Casualty Event, net of the costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in

Restricted Subsidiaries as a result of any such Asset Sale or Casualty Event by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Issuer or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Issuer or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(b)(1)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that (a) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $5.0 million and (b) no such net cash proceeds shall constitute Net Proceeds under this clause (1) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (1)); and

(2) with respect to the incurrence or issuance of any Indebtedness by the Issuer or any Restricted Subsidiary, any issuance of Equity Interests by the Issuer or any contribution to the common equity capital of the Issuer, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out -of-pocket expenses and other customary expenses incurred, in each case by the Issuer or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Issuer and the Restricted Subsidiaries.

“Notes” has the meaning assigned to it in the recitals to this Indenture. Except as otherwise provided in this Indenture, the Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer” means the Issuer’s acquisition of Uniwheels through a tender offer to acquire, directly or indirectly, not less than 75% of the shares of Uniwheels, made in accordance with the terms of the Tender Documents.

“Offering Memorandum” means the confidential offering memorandum, dated June 8, 2017, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture and delivered to the Trustee, provided, however, that if no particular Person is referenced, an Officer’s Certificate shall be deemed to be an Officer’s Certificate of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. Counsel may be an employee of or counsel to the Issuer.

“ordinary course of business” means activity conducted in the ordinary course of business of the Issuer and any Restricted Subsidiary.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Participating Member State” means each state as described in any EMU Legislation.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received in connection with a Permitted Asset Swap that constitutes an Asset Sale must be applied in accordance with Section 4.10.

“Permitted Holder” means any of the Investors.

“Permitted Incremental Amount” means such amount that would not result in (a) the Issuer’s Senior Secured Net Leverage Ratio exceeding 1.80 to 1.00 or (b) to the extent such Indebtedness is incurred in connection with an acquisition or other Investment permitted under this Indenture, the Issuer’s Senior Secured Net Leverage Ratio would be no greater than the Issuer’s Senior Secured Net Leverage Ratio immediately prior to giving effect to such incurrence of Indebtedness, in each case for the Issuer’s most recently ended Test Period (or in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this sentence) determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred and the application of proceeds occurred on the last day of such Test Period (provided that for purposes of determining the amount that may be incurred under this definition, (I) all Indebtedness then being incurred pursuant to this definition on such date in reliance on this definition shall be deemed to be included as Consolidated Secured Debt in clause (a) of the definition of “Senior Secured Net Leverage Ratio” and (II) any cash proceeds of any new Indebtedness then being incurred shall not be netted from the numerator in the Senior Secured Net Leverage Ratio for purposes of calculating the Senior Secured Net Leverage Ratio under this definition for purposes of determining whether such Indebtedness can be incurred).

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary (including Guarantees of obligations of the Restricted Subsidiaries);

(2) any Investment in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business, or in a business unit, line of business or division of such Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting such business unit, line of business or division of such Person to, or is liquidated into, the Issuer or a Restricted Subsidiary (a “Permitted Acquisition”); provided that immediately after giving pro forma effect to any such Investment, no Event of Default shall have occurred and be continuing;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by the Issuer or any Restricted Subsidiary:

(a) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Issuer or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer.

(7) Hedging Obligations permitted under Section 4.09(b)(10);

(8) any Investment in a Similar Business, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $75.0 million and (b) 37.5% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07(a)(3);

(10) (a) Guarantees of Indebtedness permitted under Section 4.09, performance Guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice and (b) the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.11(b) (except transactions described in clause (2), (5), (9), (15) or (22) of such Section);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (a) $50.0 million and (b) 25% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Issuer or any Restricted Subsidiary or to otherwise fund required reserves);

(15) loans and advances to, or Guarantees of Indebtedness of, officers, directors, employees, consultants, members of management and independent contractors not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Issuer;

(17) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Issuer or any Restricted Subsidiary;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20) Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22) the purchase or other acquisition of any Indebtedness of the Issuer or any Restricted Subsidiary to the extent not otherwise prohibited under this Indenture;

(23) Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (a) $40.0 million and (b) 20% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(24) Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26) Investments made as part of, to effect or resulting from, the Transactions (including the acquisition of Uniwheels);

(27) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(28) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Issuer and its Subsidiaries;

(29) acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of the Issuer or any Subsidiary of the Issuer in connection with such director’s, officer’s, employee’s, consultant’s or independent contractor’s acquisition of Equity Interests of the Issuer or any direct or indirect parent of the Issuer, to the extent no cash is actually advanced by the Issuer or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(30) Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(31) loans and advances to any direct or indirect parent of the Issuer in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with Section 4.07 at such time, such Investment being treated for purposes of the applicable clause of Section 4.07, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(32) any other Investments if on a pro forma basis after giving effect to such Investment, the Total Net Leverage Ratio would be equal to or less than 0.75x below the Closing Date Total Net Leverage as of the last day of the Test Period most recently ended; and

(33) Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 4.10.

For purposes of determining compliance with this definition, (A) an Investment need not be incurred solely by reference to one category of Permitted Investments described in this definition but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of Permitted Investments, the Issuer will, in its sole discretion, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this definition and Section 4.07.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing (i) Obligations in respect of the Notes and the Guarantees, (ii) securing Obligations in respect of Indebtedness subordinated to the Notes or any Guarantee so long as the Notes and Guarantees are secured by a Lien on the same assets that is senior in priority to such Lien and (iii) any Obligations so long as the Notes and any Guarantees are equally and ratably secured;

(2) Liens securing Obligations in respect of Indebtedness permitted to be incurred under any Credit Facility, including any letter of credit facility relating thereto, that was permitted to be incurred pursuant to Section 4.09(b)(1);

(3) [reserved];

(4) Liens, pledges or deposits by such Person made in connection with (A) workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations, (B) insurance-related obligations (including, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance, or otherwise supporting the payment of items set forth in the foregoing clause (A), or (C) bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness), or leases to which such Person is a party or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(5) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction and mechanics’ Liens and other similar Liens, or similar landlord Liens specifically created by contract, and (i) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or (ii) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(6) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(7) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(8) survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on Mortgage Policies (as defined in the Senior Credit Facilities) insuring Liens granted on Mortgaged Properties (as defined in the Senior Credit Facilities);

(9) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09(b)(4), (13), (23) or (30) or, with respect to assumed Indebtedness not incurred in contemplation of the relevant acquisition, Disqualified Stock or Preferred Stock only, Section 4.09(b)(14); provided that:

(a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09(b)(13) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of “Refinancing Indebtedness”), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness incurred under Section 4.09(b)(4) or (13),

(b) Liens securing obligations relating to Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 4.09(b)(23) or (30) extend only to the assets of Subsidiaries that are not Guarantors,

(c) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to Section 4.09(b)(4) extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross- collateralized to other financings of assets provided by such counterparty and

(d) Liens securing obligations in respect of Indebtedness permitted to be assumed pursuant to Section 4.09(b)(14) are solely on acquired property or the assets of the acquired entity (other than after acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(10) Liens existing, or provided for under binding contracts existing, on the Issue Date on (x) any asset of the Issuer or any Restricted Subsidiary (other than Uniwheels) and (y) on any asset of Uniwheels securing any obligations permitted under Section 4.09(b)(3)(y);

(11) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(12) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(13) Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09;

(14) Liens securing (x) Hedging Obligations (including under the Existing Credit Agreement) and (y) obligations in respect of Cash Management Services;

(15) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) leases, subleases, licenses or sublicenses (or other agreement under which the Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Issuer’s or any Restricted Subsidiary’s products, technologies or services) that do not either (a) materially interfere with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(17) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(18) Liens in favor of the Issuer or any Guarantor;

(19) Liens on equipment or vehicles of the Issuer or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(20) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary Uniform Commercial Code filings or from recharacterization of any such sale as a financing or a loan;

(21) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (12) or this clause (21) of this definition; provided that (a) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) and (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (12) or this clause (21) of this definition at the time the original Lien became a Permitted Lien under this Indenture, plus (ii) any accrued and unpaid interest on the Indebtedness, or any accrued and unpaid dividends on the Disqualified Stock or Preferred Stock, being so refinanced, extended, replaced, refunded, renewed or defeased plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Disqualified Stock or Preferred Stock;

(22) deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens or insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(23) other Liens securing obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (i) $60.0 million and (ii) 30% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis);

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (ii) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (iii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(26) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(5);

(27) Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice, and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of set-off) and that are within the general parameters customary in the banking industry;

(28) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to any assets other than those that are subject to such repurchase agreements;

(29) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(30) Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted under this Indenture;

(31) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32) Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted pursuant to Section 4.10;

(33) the interest or title of any lessor, sublessor, licensor or sublicensor, as applicable, under ground leases, subleases, licenses or sublicenses under which the Issuer or any of its Subsidiaries are the lessee, sublessee, licensee or sublicensee, as applicable, in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(34) Liens in connection with a Sale and Lease-back Transaction;

(35) Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(36) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(37) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(38) rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(39) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Indenture;

(40) receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(41) agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(42) Liens securing Guarantees of any Indebtedness or other obligations otherwise permitted to be secured by a Lien under this Indenture;

(43) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any environmental law;

(44) Liens disclosed by the title insurance reports or policies delivered on or prior to the Issue Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(45) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(46) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(47) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(48) zoning, building and other similar land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(49) Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (i) securing Indebtedness and other obligations of such Foreign Subsidiaries or (ii) to the extent arising mandatorily under applicable law;

(50) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(51) [reserved]; and

(52) Liens on the assets of Restricted Subsidiaries that are not a Guarantor securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Guarantors that is permitted under Section 4.09(b) or otherwise not prohibited by this Indenture.

If any Liens securing obligations are incurred to refinance Liens securing obligations initially incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and such refinancing would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Lien does not exceed the principal amount of such obligations secured by such Liens being refinanced, plus any accrued and unpaid interest on the Indebtedness (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness) or any accrued and unpaid dividends on Preferred Stock or Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Disqualified Stock or Preferred Stock.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on and with respect to such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Polish Zloty” means the lawful currency of Poland.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Issuer’s or its Restricted Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable

Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (2) constituting a Receivables Financing Transaction.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or if both do not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which will be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by the Issuer or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a nonrelated third party on market terms as determined in good faith by the Issuer; provided that such Receivables Financing Transaction is (i) non-recourse to the Issuer and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to a breach by the Issuer or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables on a non-recourse basis and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Record Date” for the interest payable on any applicable Interest Payment Date means the June 1 and December 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinance” has the meaning assigned in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Issuer or any Restricted Subsidiary, (y) Disqualified Stock issued by the Issuer or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, including Refinancing Indebtedness, so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (a) the principal amount of (or accreted value, if applicable) the Indebtedness, the amount of the Preferred Stock or the liquidation preference of the Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or

Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clauses (b) and (c), the “Incremental Amounts”);

(2) such Refinancing Indebtedness has a:

(a) Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt;

(b) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the maturity date of the Notes);

(3) to the extent such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 4.07, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the applicable Refinanced Debt or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(4) such Refinancing Indebtedness shall not be guaranteed or borrowed by any Person other than a Person that is so obligated in respect of the Refinanced Debt being Refinanced; and

(5) such Refinancing Indebtedness shall not be secured by any assets or property that does not secure the Refinanced Debt being Refinanced (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property).

Refinancing Indebtedness will not include:

(a) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer or a Guarantor;

(b) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(c) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary,

and, provided further that (x) clause (2) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under Section 4.09(b)(2), any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an Investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (2) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (2) of this definition).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Common Depositary or its nominee, issued in an initial amount equal to the principal amount of the Notes initially resold in reliance on Regulation S.

“Related Business Assets” means assets (other than cash and Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Responsible Officer” means, with respect to the Trustee, any officer assigned to the Corporate Trust Division—Corporate Finance Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(ii) and the second sentence of Section 7.05 shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period (as defined in Regulation S) applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that in no event will any Securitization Subsidiary be considered a Significant Subsidiary for purposes of Sections 6.01(4) through (7); provided further that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary.” Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Issuer, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Issuer on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Issuer (unless such transactions would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Indenture).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Issuer or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Issuer or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Issuer or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means, collectively, the senior secured term loan facility and the senior secured revolving facility under the Credit Agreement, including any Guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders, or investors, whether or not secured, that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (a) Hedging Obligations (and Guarantees thereof) and (b) obligations in respect of Cash Management Services (and Guarantees thereof), in the case of each of clauses (a) and (b), owing to a lender under the Senior Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided that Senior Indebtedness will not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business or consistent with industry practice;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt outstanding on the last day of such Test Period minus the aggregate amount of cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Issuer and the Restricted Subsidiaries or (y) are restricted in favor of the Senior Credit Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien on the collateral securing the Senior Credit Facilities along with the Senior Credit Facilities), to (b) Consolidated EBITDA of the Issuer for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of “Interest Coverage Ratio.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Issue Date; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Significant Subsidiary for purposes of Sections 6.01(4), (5), (6) or (7).

“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuer or any Restricted Subsidiary on the Issue Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses which the Issuer and its Restricted Subsidiaries conduct or propose to conduct on the Issue Date.

“Specified Transaction” means (i) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Issuer, in each case, in connection with an acquisition or Investment, (ii) any designation of operations or assets of the Issuer or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (iii) any Investment that results in a Person becoming a Restricted Subsidiary, (iv) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture, (v) any purchase or other acquisition of a business of any Person, or assets constituting a business unit, line of business or division of any Person, (vi) any Asset Sale (without regard to any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer or (b) of a business, business unit, line of business or division of the Issuer or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise, (vii) any operational changes identified by the Issuer that have been made by the Issuer or any Restricted Subsidiary during the Test Period or (viii) any Restricted Payment or other transaction that by the terms of this Indenture requires a financial ratio to be calculated on a pro forma basis.

“Sponsor Subordinated Debt” has the meaning specified in the definition of “Equity Contribution.”

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means, with respect to the Notes:

(1) any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.00% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50.00% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Issuer.

“Tender Documents” means all of the documents, schedules and exhibits related to the Offer as are required to effect the Offer as in effect on the Issue Date, as each may be amended, modified, supplemented or waived from time to time.

“Tender Issuing Bank” means Citibank, N.A.

“Tender Letter of Credit” means that certain letter of credit issued for the account of AcquisitionCo, at or before the commencement of the Offer, to be issued by the Tender Issuing Bank in favor of Dom Maklerski Banku Handlowego S.A.

“Test Period” in effect at any time means the Issuer’s most recently ended four consecutive fiscal quarters for which internal financial statements are available (as determined in good faith by the Issuer); provided that prior to the first date on which financial statements have been delivered pursuant to Section 4.03, the Test Period in effect will be the period of four consecutive fiscal quarters of the Issuer ended September 30, 2016.

“Total Assets” means, at any time, the total assets of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Issuer or such other Person as may be available (as determined in good faith by the Issuer) (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding on the last day of such Test Period (plus, solely for the purposes of testing the Total Net Leverage Ratio under Section 4.09(b)(14), the aggregate liquidation preference of (i) all Disqualified Stock of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and (ii) all Preferred Stock of Restricted Subsidiaries (except to the extent held by the Issuer or a Restricted Subsidiary), in each case, outstanding on the last day of such Test Period) minus the aggregate amount of cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Issuer and its Restricted Subsidiaries or (y) are restricted in favor of the Senior Credit Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien on the collateral securing the Senior Credit Facilities along with the Senior Credit Facilities), to (b) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Interest Coverage Ratio.”

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Investors, the Issuer or any Restricted Subsidiary in connection with the Transactions, including expenses in connection with hedging transactions, if any, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock.

“Transactions” means, collectively, the transactions contemplated by the Undertaking Agreement and the Tender Documents (as amended through the Issue Date) and transactions related or incidental to, or in connection with, such transactions, the issuance of the Notes, the entering into of the Senior Credit Facilities on March 22, 2017, the consummation of the Equity Contribution and Refinancing and the payment of the Transaction Expenses.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means The Bank of Mellon New York acting through its London Branch, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. dollar” means the lawful currency of the United States of America.

“Undertaking Agreement” means the Agreement Regarding Irrevocable Undertakings among Uniwheels Holding (Malta) Ltd., the Significant Holder and AcquisitionCo, dated on March 22, 2017, as amended, modified or supplemented from time to time.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of collateral.

“Uniwheels” means Uniwheels AG, a stock corporation under German law.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of, and registered in the name of, the Depositary or its nominee for the accounts of Euroclear and Clearstream, representing Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided:

(1) such designation complies with Section 4.07; and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary).

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Event of Default will have occurred and be continuing and the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in Section 4.09(a) (the “Interest Coverage Test”).

Any such designation by the Issuer will be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Refinanced (the “Applicable Indebtedness “), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable Refinancing will be disregarded.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.00% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required under applicable law) is at the time owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Yen” means the lawful currency of Japan.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)(2)
“Additional Amounts”	4.18
“Advance Offer”	4.10(d)
“Advance Portion”	4.10(d)
“Affiliate Transaction”	4.11(a)
“Agent Members”	2.15(a)
“Applicable Premium Deficit”	8.04(1)
“Asset Sale Offer”	4.10(d)
“Asset Sale Proceeds Application Period”	4.10(b)
“Authentication Order”	2.02
“Bail-in Legislation”	12.18
“Bail-in Powers”	12.18
“BRRD”	12.18
“BRRD Liability”	12.18
“BRRD Party”	12.18
“Change in Tax Law”	3.10
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)
“Declined Excess Proceeds”	4.10(d)
“EU Bail-in Legislation Schedule”	12.18
“Event of Default”	6.01
“Excess Proceeds”	4.10(d)
“Foreign Disposition”	4.10(c)
“incur” and “incurrence”	4.09(a)
“Judgment Currency”	12.17
“Legal Defeasance”	8.02
“Limited Condition Transaction”	1.06(a)
“Note Register”	2.03
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Pari Passu Indebtedness”	4.10(d)
“Paying Agent”	2.03
“Payor”	3.10
“Purchase Date”	3.09(b)
“Qualified Reporting Subsidiary”	4.03(b)
“Redemption Date”	3.01
“Refunding Capital Stock”	4.07(b)(2)
“Registrar”	2.03
“Relevant Resolution Authority”	12.18

“Relevant Taxing Jurisdiction”	4.18
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(c)
“Second Commitment”	4.10(b)(2)
“Successor Company”	5.01(a)(1)(a)
“Successor Person”	5.01(b)(1)(A)
“Suspended Covenants”	4.16(a)
“Suspension Date”	4.16(a)
“Suspension Period”	4.16(c)
“Tax Redemption Date”	3.10
“Transaction Agreement Date”	1.06(a)
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07(b)(2)

SECTION 1.03. [Reserved].

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k) [Reserved];

(l) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;

(m) words used herein implying any gender shall apply to both genders;

(n) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(o) the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

SECTION 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including the Depositary, that is a Holder of a Global Note may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including the Depositary, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Depositary or its nominee entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

SECTION 1.06. Limited Condition Transactions; Measuring Compliance.

(a) With respect to any (x) Investment or acquisition, in each case, for which the Issuer or any Subsidiary of the Issuer whose consummation is not conditioned on the availability of, or on obtaining, third-party financing for such Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) as applicable and (y) redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment (any transaction described in clauses (x) or (y), a “Limited Condition Transaction”), in each case for purposes of determining:

(1) whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being incurred or issued in connection with such Limited Condition Transaction is permitted to be incurred in compliance with Section 4.09;

(2) whether any Lien being incurred in connection with such Limited Condition Transaction or to secure any such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred in accordance with Section 4.12 or the definition of “Permitted Liens”;

(3) whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Transaction complies with the covenants or agreements contained in this Indenture or the Notes; and

(4) any calculation of the Interest Coverage Ratio, Total Net Leverage Ratio, Senior Secured Net Leverage Ratio, Net Income, Consolidated Net Income, and/or Consolidated EBITDA and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Issuer, the date that the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Interest Coverage Ratio” or “Consolidated EBITDA” and if the Issuer or the Restricted Subsidiaries could have taken such action on the relevant Transaction Agreement Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with; provided, however, that the Issuer shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the Transaction Agreement Date as the applicable date of determination. For the avoidance of doubt, if the Issuer elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Interest Coverage Ratio, Total Net Leverage Ratio, Senior Secured Net Leverage Ratio, Net Income, Consolidated Net Income or Consolidated EBITDA of the Issuer, the target business, or assets to be acquired subsequent to the Transaction Agreement Date and prior to the consummation of such Limited Condition Transaction, will not be taken into account for purposes of determining whether any Indebtedness, Disqualified Stock, Preferred Stock or Lien that is being incurred or issued in connection with such Limited Condition Transaction is permitted to be incurred or issued or in connection with compliance by the Issuer or any of the Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other action or transaction undertaken in connection with such Limited Condition Transaction and (b) until such Limited Condition Transaction is consummated or such definitive agreements are terminated or the Issuer makes an election pursuant to the proviso to the immediately preceding sentence, such Limited Condition Transaction and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence or issuance of Indebtedness, Disqualified Stock, Preferred Stock and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such Limited Condition Transaction and any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) will be deemed to have occurred on the Transaction Agreement Date and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Transaction; provided that for purposes of any such calculation of the Interest Coverage Ratio, Consolidated Interest Expense will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

Notwithstanding anything herein to the contrary, if the Issuer or its Restricted Subsidiaries (x) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with any Limited Condition Transaction under a ratio-based basket and (y) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, Investments or Restricted Payments, designates any as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with any of Limited Condition Transaction under a non-ratio-based basket (which shall occur within five (5) Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

In addition, compliance with any requirement relating to absence of Default or Event of Default may be determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required under this Indenture.

(b) In the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken, then the Interest Coverage Ratio, Total Net Leverage Ratio and Senior Secured Net Leverage Ratio will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Interest Coverage Ratio, Total Net Leverage Ratio and Senior Secured Net Leverage Ratio test.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued initially in minimum denominations of €100,000 and any integral multiple of €1,000 in excess of €100,000.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) [Reserved].

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture (or the applicable supplemental indenture), expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article III hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuer), subject to the Issuer’s right to issue Additional Notes of a different series as set forth in the next paragraph; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and that a separate Common Code or ISIN will be issued for Additional Notes, unless the Initial Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes, with the Initial Notes or any other Additional Notes bearing the same Common Code or ISIN. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

The Issuer may designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Initial Notes will constitute a different series of Notes from the Initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as the Initial Notes unless otherwise designated by the Issuer. The Issuer similarly may vary the application of related other provisions (including the issue price and any applicable original issue discount legend) to any series of Additional Notes.

SECTION 2.02. Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (in “.pdf” format) signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer’s Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order (together with such other documents as may be required pursuant to this Indenture), authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration (“Registrar “), (ii) an office or agency where Notes may be presented for transfer or for exchange (“Transfer Agent “) and (iii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder will be treated as the owner of the Note for all purposes. Only registered Holders will have rights under this Indenture and the Notes. The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuer may change any

Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuer initially appoints The Bank of New York Mellon, London Branch to act as Common Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent, and appoints The Bank of New York Mellon SA/NV, Luxembourg Branch to act as the Transfer Agent and Registrar for the Notes.

For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its applicable rules and regulations so require, the Issuer will publish a notice of any change of Paying Agent, Registrar or Transfer Agent on the official website of the Luxembourg Stock Exchange (www.bourse.lu), to the extent and in the manner permitted by the rules and regulations of the Luxembourg Stock Exchange.

SECTION 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee for its own benefit and for the benefit of the Holders. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary or the Trustee) shall have no further liability for the money. If any of the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes.

A Global Note may not be transferred except as a whole by Euroclear or Clearstream to a Common Depositary or a nominee of such Common Depositary, by a Common Depositary or a nominee of Euroclear or Clearstream to Euroclear or Clearstream or to another nominee or

Common Depositary of Euroclear or Clearstream, or by such Common Depositary or Euroclear or Clearstream or any such nominee to a successor of Euroclear or Clearstream or such Common Depositary or a nominee thereof.

All Global Notes will be exchanged by the Issuer for Definitive Notes:

(1) if the Depositary, Euroclear or Clearstream notifies the Issuer that they are unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 90 days; or

(2) if the holder of a Book-Entry Interest requests such exchange in writing through the Depositary, Euroclear or Clearstream following an Event of Default under this Indenture and enforcement action is being taken in respect thereof under this Indenture.

Upon the occurrence of either of the preceding events in clauses (1) or (2) above, the Issuer shall issue or cause to be issued Definitive Notes in such names as the Depositary, Euroclear or Clearstream, as applicable, shall instruct the Trustee.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(1). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or Section 2.06(c).

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through the Depositary, Euroclear or Clearstream, in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the relevant Transfer Agent (copied to the Trustee) must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Note, the relevant Transfer Agent (copied to the Trustee and the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) written instructions containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Note for a Book-Entry Interest, the relevant Transfer Agent (copied to the Trustee) must receive a written order directing the Depositary, Euroclear or Clearstream to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the relevant Transfer Agent (copied to the Trustee and the Registrar), as specified in this Section 2.06, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary, Euroclear or Clearstream to reflect such increase or decrease in its systems.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either subclause (b)(1) or (b)(2) below, as applicable, as well as subclause (b)(3) below, if applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Book-Entry Interests in any 144A Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same 144A Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Book-Entry Interests in any Regulation S Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Regulation S Global Note. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this clause (1)).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. A Holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.06(b)(1) only if the relevant Transfer Agent (copied to the Trustee) receives either:

(i) both:

(A) a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the

Applicable Procedures directing the Depositary, Euroclear or Clearstream to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(B) instructions given by the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(ii) both:

(A) a written order from a Participant or an Indirect Participant given to the Depositary, Euroclear or Clearstream in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to cause to be issued a Definitive Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(B) instructions given by the Depositary, Euroclear or Clearstream to the Registrar containing information specifying the identity of the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above, the principal amount of such securities and the ISIN, Common Code or other similar number identifying the Notes.

(3) Transfer of Book-Entry Interests in a 144A Global Note to Another Global Note. A Book-Entry Interest in a 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(i) if the transferee will take delivery in the form of a Book-Entry Interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(ii) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer of Book-Entry Interests in a Regulation S Global Note to Another Global Note. A Book-Entry Interest in a Regulation S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book- Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(2).

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon receipt by the Trustee, the relevant Transfer Agent and the Registrar of the following documentation:

(i) in the case of a transfer by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b);

(ii) in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note to a QIB in reliance on Rule 144A, the Trustee and Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(iii) in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(iv) in the case of a transfer by a holder of a Book-Entry Interest in a 144A Global Note in reliance on Rule 144, the Trustee and Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute, and the Trustee or the authenticating agent shall authenticate and deliver to the Person designated in the instructions, a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a Book- Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a Book- Entry Interest in a Global Note with a Private Placement Legend pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Definitive Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee, the relevant Transfer Agent and the Registrar of the following documentation:

(i) if the Holder of such Definitive Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(ii) if such Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(iii) if such Definitive Note is a 144A Definitive Note that is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, as applicable;

(iv) if such Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; and

the Trustee will cancel the Definitive Note, and the Trustee will increase or cause to be increased the aggregate principal amount of, in the case of clause (i) above, the Global Note, in the case of clause (ii) above, the 144A Global Note, in the case of clause (iii) above, the Regulation S Global Note, and in the case of clause (iv) above, the 144A Global Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Notes of which registration the Issuer will be informed of by the Transfer Agent or the Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to the Transfer Agent or the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Notes does not transfer the entire principal amount of Notes represented by any such Definitive Note, the Transfer Agent or the Registrar will cancel or cause to be cancelled such Definitive Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or an authentication agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

Any Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Note if the Registrar receives the following:

(i) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(ii) if the transfer of a 144A Definitive Note will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; AND AGREES FOR THE BENEFIT OF THE ISSUER THAT PRIOR TO (X) THE DATE WHICH IS, IN THE CASE OF RULE 144A NOTES, ONE YEAR AND IN THE CASE OF REGULATION S NOTES, 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WERE THE OWNERS OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, (A) IT MAY NOT RESELL, PLEDGE, OR OTHERWISE TRANSFER SUCH SECURITY EXCEPT (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER OR THE TRUSTEE SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR”) OR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

(3) Original Issue Discount Legend (if applicable for any Additional Notes). Each Global Note for any Additional Notes issued with “Original Issue Discount” will bear a legend in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST (ADDRESSED TO [NAME/TITLE] AT [ADDRESS OR PHONE NUMBER]), THE ISSUER WILL

PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE; (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE; AND (3) THE YIELD TO MATURITY OF THE NOTE.

If a purchaser purchases Notes, it will also be deemed to acknowledge that the foregoing restrictions apply to holders of beneficial interests in these Notes as well as to holders of these Notes.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee, the Depositary or the Common Depositary at the direction of the Trustee to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee, the Depositary or the Common Depositary, at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute, and the Trustee or the authenticating agent will authenticate, Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer will require payment of a sum sufficient to cover any transfer tax, stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(3) Neither the Issuer nor the Transfer Agent or Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this

Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Issuer nor the Transfer Agent or Registrar shall be required to register the transfer into its register kept at its registered office of any Definitive Notes: (A) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes under Section 3.02; (B) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

(6) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically (in “.pdf” or other format) (to be followed by an original (or originals) to the Trustee upon its reasonable request).

SECTION 2.07. Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer or (y) if the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee shall charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or a Guarantor or by any Affiliate of the Issuer or a Guarantor shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or a Guarantor or any Affiliate of the Issuer or a Guarantor.

SECTION 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer at the Issuer’s written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful,

interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid. The Issuer shall promptly inform the Luxembourg Stock Exchange (for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its rules and regulations so require) of any such special record date.

Subject to this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. Common Code/ISIN Numbers. The Issuer in issuing the Notes may use Common Code and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use Common Code and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee in writing of any change in the Common Code and ISIN numbers.

SECTION 2.14. Deposit of Moneys. Prior to 10:00 a.m. London time on the Business Day prior to each Interest Payment Date and the maturity date of the Notes, the Issuer shall have deposited with the Trustee or Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or maturity date, as the case may be, on all Notes then outstanding. Such payments shall be made by the Issuer in a timely manner which permits a Paying Agent to remit payment to the Holders on such Interest Payment Date or maturity date, as the case may be. The Issuer shall, prior to 10:00 a.m. London time two Business Days prior to the date on which the Paying Agent receives payment, procure that the bank effecting payment for it confirms by tested telex or SWIFT MT100 message to the Paying Agent that an irrevocable payment instruction has been given.

SECTION 2.15. Certain Matters Relating to Global Notes. (a) Members of or participants in a Clearing Agency (“Agent Members “) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or its nominee, or under the Global Note, and the Common Depositary or its nominee may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or its nominees, or impair, as between the Clearing Agency and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of a beneficial interest in any Note.

(b) The holder of a beneficial interest in any Global Note may grant proxies and otherwise authorize any person, including the Clearing Agency and their Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.16. Agents.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

(c) The Agents hold all funds as bankers subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(d) Any obligation the Agents may have to publish a notice to Holders on behalf of the Issuer will be satisfied upon delivery of the notice to Euroclear and/or Clearstream, as applicable.

(e) In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 2.17, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(f) Save as provided in Section 2.17(b), no Agent shall be under any duty or other obligation towards, or have any relationship of agency or trust for or with, any person other than the Issuer.

(g) No Agent shall be required to make any payment under this Indenture unless and until it has received the full amount to be paid in accordance with the terms of this

Indenture. To the extent that an Agent has made a payment for which it did not receive the full amount, the Issuer will reimburse the Agent the full amount of any shortfall.

(h) Each Party shall, within ten Business Days of a written request by another Party, supply to that other Party such forms, documentation and other information relating to it, its operations, or the Notes as that other Party reasonably requests for the purposes of that other Party’s compliance with applicable law and shall notify the relevant other Party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such Party is (or becomes) inaccurate in any material respect; provided, however, that no Party shall be required to provide any forms, documentation or other information pursuant to this Section 2.17(h) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such Party and cannot be obtained by such Party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such Party constitute a breach of any: (a) applicable law; (b) fiduciary duty; or (c) duty of confidentiality.

(i) The Issuer shall notify each Agent in the event that it determines that any payment to be made by an Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer’s obligation under this Section 2.17(i) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Notes, or both.

(j) Notwithstanding any other provision of this Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by applicable law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option (to the extent permitted by applicable law), shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount.

(k) In the event that the Issuer determines in its sole discretion that withholding for or on account of any Tax will be required by applicable law in connection with any payment due to any of the Agents on any Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit but only if, by doing so, the payment may be made without such deductions or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Indenture.

(l) The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.

The Issuer shall provide the Agents with a certified list of authorized signatories within a reasonable time following a request for such list by an Agent.

ARTICLE III

REDEMPTION

SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem the Notes pursuant to Section 3.07 or Section 3.10 hereof, they shall furnish to the Trustee, at least five Business Days (unless the Trustee agrees to a shorter period) before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption, which will be selected by the Issuer in its discretion, subject to any limitations set forth herein (the “Redemption Date”), (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

In addition, if the Issuer elects to redeem the Notes pursuant to Section 3.07 or Section 3.10, prior to the publication or mailing of any notice of redemption of any Notes pursuant to the foregoing, the Issuer will deliver to the Trustee and Paying Agent (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of the Issuer’s choosing of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

SECTION 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed or purchased at any time, the Trustee shall, upon prior written request of the Issuer, select the Notes to be redeemed or purchased (a) if the Notes are listed on an exchange, in compliance with the applicable requirements of such exchange or (b) if the Notes are not listed on an exchange, on a pro rata basis to the extent practicable, or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee deems fair and appropriate, and in any case in accordance with Applicable Procedures, unless otherwise required by law or applicable stock exchange or depository requirements. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of €100,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption. The Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Section 3.03(i), Article VIII or Article XI hereof. In addition, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its applicable rules and regulations so require, not less than 10 nor more than 60 days prior to the redemption date, the Issuer shall (if such Notes are in certificated form) mail notice of redemption to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar. If such Notes are in global form, notice of redemption will be delivered to Euroclear or Clearstream for communication to entitled account holders. Such notice of redemption may also be posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu), to the extent and in the manner permitted by the rules and regulations of the Luxembourg Stock Exchange. If the Issuer effects an optional redemption of Notes pursuant to Section 3.07 of this Indenture, it shall, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its applicable rules and regulations so require, inform the Luxembourg Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

The notice shall identify the Notes to be redeemed and will state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, upon request, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and, in the case of a redemption pursuant to Section 3.10, all Additional Amounts, if any, then due and which will come due on the Tax Redemption Date;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the Common Code and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such Common Code and ISIN number that is listed in such notice or printed on the Notes; and

(i) if such redemption is subject to satisfaction of one or more conditions precedent, a description of such conditions and, if applicable, will state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the redemption notice was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be delivered, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

The Issuer may redeem Notes pursuant to one or more of the Sections of this Indenture, and a single redemption notice may be delivered with respect to redemptions made pursuant to different Sections. Any such notice may provide that redemptions made pursuant to different Sections will have different Redemption Dates.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. If any Notes are listed on an exchange, and the rules of the exchange so require, the Issuer will notify the exchange of any such redemption and the principal amount of any Notes outstanding following any partial redemption of such Notes. In no event will the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of Notes eligible hereunder to be redeemed. Notes will remain outstanding until redeemed, notwithstanding that they have been called for redemption or are subject to a notice of redemption.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, except as set forth in Section 3.03(i) or Section 3.10. The notice, if delivered, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date or the date of purchase, interest shall cease to accrue on Notes or portions of Notes called for redemption or purchase.

SECTION 3.05. Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (London time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, upon request the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of €100,000 and any integral multiple of €1,000 in excess of €100,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

(a) At any time prior to June 15, 2020, the Issuer may at its option on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof at a redemption price (as calculated by the Issuer) equal to the sum of (i) 100.00% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium, plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) At any time prior to June 15, 2020, the Issuer may, at its option and on one or more occasions, redeem up to 40.00% of the aggregate principal amount of Notes and Additional Notes issued under this Indenture at a redemption price (as calculated by the Issuer) equal to the sum of (i) 106.000% of the aggregate principal amount thereof, with the net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the

Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that (a) at least 50.00% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering or contribution.

(c) In connection with any Change of Control Offer to purchase all of the Notes, if Holders of not less than 90.00% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer and the Issuer purchases, or any third party making such Change of Control Offer in lieu of the Issuer purchases, all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer , plus, to the extent not included in the Change of Control Offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(d) Except pursuant to clause (a), (b) or (c) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to June 15, 2020.

(e) On and after June 15, 2020, the Issuer may at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 15 in each of the years indicated below:

Year	Percentage
2020	103.000%
2021	101.500%
2022 and thereafter	100.000%

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to Sections 3.01 through 3.06.

(g) In addition to any redemption pursuant to this Section 3.07, the Issuer or its Affiliates may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, in the open market, negotiated transaction or otherwise.

(h) Any notice of redemption made in connection with a related transaction or event (including an Equity Offering, contribution, Change of Control, Asset Sale or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be.

(i) If the Issuer effects an optional redemption of Notes, it shall, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its applicable rules and regulations so require, inform the Luxembourg Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

SECTION 3.08. Mandatory Redemption. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than €100,000 and integral multiples of €1,000 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii) that, if the aggregate principal amount (or accreted value, as applicable) of Notes and/or the Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee will select the Notes to be purchased in accordance with Section 3.02 and the Issuer will select such Pari Passu Indebtedness to be purchased pursuant to the terms of such Pari Passu Indebtedness; provided that as between the Notes and any Pari Passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination; and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered and not validly withdrawn.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to 11:00 a.m. (London time) on the Purchase Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

SECTION 3.10. Tax Redemption.

The Issuer or any successor Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but not including the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise if the Issuer or any Guarantor (including, in each case, any successor entity) (a “Payor”) determine in good faith that, as a result of:

(1)	any change in, or amendment to, the law (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction; or

(2)

any change in, or amendment to, or the introduction of, an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new paying agent where this would be reasonable and not result in any material legal or regulatory burden or any significant additional costs but not including assignment of the obligation to make payment with respect to the Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must be announced and become effective on or after the Issue Date of the Notes. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the Issue Date of the Notes, such Change in Tax Law must be announced and become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction, unless the Change in Tax Law would have applied to the predecessor of the successor Issuer. Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.03.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer or successor Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and (b) an Opinion of Counsel of an independent tax counsel of recognized standing to the effect that the Payor has or have been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, in which case the Payors will not be obligated to pay any Additional Amounts on any payment with respect to such Note after the Tax Redemption Date (or, if the Payors fail to pay the redemption price on the Tax Redemption Date, after such later date on which the Payors pay the redemption price) solely as a result of such Change in Tax Law that resulted in the obligation to pay such Additional Amounts, and all future payments with respect to such Note will be subject to the deduction or withholding of such Relevant Taxing Jurisdiction taxes required by law to be deducted or withheld as a result of such Change in Tax Law.

If no election is made, the Holder will have its Notes redeemed without further action.

The foregoing will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of 11:00 a.m. (London time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency. The Issuer shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be made. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuer for the purpose of effecting service of legal process on the Issuer.

SECTION 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer will furnish to the Holders:

(1) (A) within 90 days after the end of each fiscal year of the Issuer, all annual financial statements of the Issuer substantially in the form that would be required to be contained in a filing with the SEC on Form 10-K (but only to the extent similar information was included in the Offering Memorandum), in accordance with the requirements of such Form 10-K as of the Issue Date, if the Issuer were required to file such form, together with a report thereon by the Issuer’s independent registered public accounting firm, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(B) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, beginning with the first fiscal quarter ending after the Issue Date, all quarterly financial statements of the Issuer substantially in the form that would be required to be contained in a filing with the SEC on Form 10-Q (but only to the extent similar information was included in the Offering Memorandum), in accordance with the requirements of such Form 10- Q as of the Issue Date (solely with respect to the first three fiscal quarters of each fiscal year), if the Issuer were required to file such form, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(2) promptly from time to time after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K, in accordance with the requirements of such Form 8-K as of the Issue Date, under Items: 1.03 (Bankruptcy or Receivership); 2.01 (Completion of Acquisition or Disposition of Assets); 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement); 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review); 5.01 (Changes in Control of Registrant); 5.02(a)(1) (Resignation of Director due to Disagreement with Registrant); 5.02(c)(1) (Name and Position of Newly Appointed Officer and Date of Appointment); and 5.03(b) (Changes in Fiscal Year),

if the Issuer were required to file such reports;

provided, however, that:

(i) no such reports will be required to include as an exhibit or summary of terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries);

(ii) in no event will such reports be required to comply with

Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC;

(iii) in no event will such reports be required to comply with Item 302 of Regulation S-K promulgated by the SEC;

(iv) in no event will such reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Issuer, the Guarantors or other Subsidiaries the shares of which may be pledged to secure the Notes or any Guarantee that would be required under (i) Section 3-09 of Regulation S-X or (ii) Section 3-16 of Regulation S-X, respectively, promulgated by the SEC;

(v) in no event will such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein;

(vi) no such reports referenced under clause (3) above will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole;

(vii) in no event will such reports be required to comply with Item 601 of Regulation S-K promulgated by the SEC (with respect to exhibits) or, with respect to reports referenced in clause (3) above, to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K, except for agreements evidencing material Indebtedness (excluding any schedules thereto);

(viii) trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer may be excluded from any disclosures; and

(ix) such information will not be required to contain any “segment reporting.”

(b) In addition, notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents and information required to be provided pursuant to Section 4.03(a) may be, rather than those of the Issuer, those of (a) any predecessor or successor of the Issuer, (b) any Wholly-Owned Restricted Subsidiary of the Issuer that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Issuer and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”) or (c) any direct or indirect parent of the Issuer; provided that, if the financial information required to be provided pursuant to clauses (1) and (2) of Section 4.03(a) relates to such Qualified Reporting Subsidiary of the Issuer, such financial information will be accompanied by consolidating information (which need not be audited), which may be posted to the website of the Issuer or on Intralinks, SyndTrak, ClearPar or any comparable password protected online data system, that explains in reasonable detail (in the good faith judgment of the Issuer) the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand-alone basis, on the other hand.

(c) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(3) hereof until 180 days after the date any report is due under this Section 4.03.

(d) The Issuer will make available such information and such reports to any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment, and will make such information readily available to any Holder, any bona fide prospective investor in the Notes (which prospective investors will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the reasonable satisfaction of the Issuer), any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment; provided that the Issuer may deny access to any competitively-sensitive information otherwise to be provided pursuant to this paragraph to any such Holder, prospective investor, security analyst or market maker that is a competitor of the Issuer and its Subsidiaries, or an affiliate of such a competitor (other than any affiliate that is a bona fide bank debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or investment vehicle engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course (and not organized primarily for the purpose of making equity investments)) to the extent that the Issuer determines in good faith that the provision of such information to such Person would be competitively harmful to the Issuer and its Subsidiaries; and provided further that such Holders, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute any such reports (and the information contained therein). The Issuer shall also make available copies of all reports required by Sections 4.03(a)(1) and (2) hereof, if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and the rules and regulations of the Luxembourg Stock Exchange so require, at the Issuer’s registered office in Luxembourg or, to the extent and in the manner permitted by such rules and regulations, post such reports on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

(e) In addition, to the extent not satisfied by the reports required under this Section 4.03 or otherwise made publicly-available by the Issuer, the Issuer will furnish to Holders thereof and prospective investors in the Notes, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) (or any successor provision) of the Securities Act.

(f) The Issuer will be deemed to have furnished the reports in Sections 4.03(a)(1) and (2) if the Issuer has filed reports containing such information with the SEC; provided that in the case of reports containing the information in Section 4.03(a)(1)(A), such report filed with the SEC is accompanied by a report and opinion of an independent registered public accounting firm of nationally-recognized standing.

(g) To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto will be deemed to have been cured.

(h) The Issuer shall use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls after the delivery of the information referred to in Section 4.03(a)(1)(A) or (B) above (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of the Issuer and/or its Restricted Subsidiaries) to discuss operating results and related matters. The Issuer shall issue a press release which will provide the date and time of any such call and will direct Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain access to the conference call.

(i) It is understood that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted on the Issuer’s website or filed with the SEC. The posting or delivery of any such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in Default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, the Issuer shall promptly (which shall be no more than thirty (30) days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default, its status and what actions the Issuer proposes to take with respect thereto.

SECTION 4.05. Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions and an adequate reserve has been established therefor in accordance with applicable accounting procedures or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

SECTION 4.06. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(A)	dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests; or

(B)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness, other than:

(A)	Indebtedness permitted under Sections 4.09(b)(7), (8) and (9); or

(B)	the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(IV) make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1) in the case of a Restricted Payment described in clauses (I) and (II) above utilizing clauses (3)(A) or (3)(G) below, no Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to any such Restricted Payment made utilizing clause (3)(A) below on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio Test; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Issuer and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by Section 4.07(b), other than Section 4.07(b)(1)), is less than the sum of (without duplication):

(A)	50.00% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs (which, prior to the consummation of the Transactions, shall be calculated on a pro forma basis giving effect to the Transactions as if they had occurred on the first day of the fiscal quarter in which the Issue Date occurs) to the end of the most recently ended fiscal quarter for which internal financial statements are available (as determined in good faith by the Issuer) preceding such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.00% of such deficit; plus

(B)	100.00% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(a)) from the issue or sale of:

(i) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(A) Equity Interests to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective

Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer or its Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4); and

(B) Designated Preferred Stock; or

(ii) Indebtedness of the Issuer or any Restricted Subsidiary, that has been converted into or exchanged for Equity Interests of the Issuer;

provided that this clause (3)(B) will not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with Section 4.07(b)(2), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities or Indebtedness that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C)	100.00% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Issuer (other than in the form of Disqualified Stock) following the Issue Date (including the fair market value of any Indebtedness contributed to the Issuer or its Restricted Subsidiaries for cancellation) or that becomes part of the capital of the Issuer through consolidation, amalgamation or merger following the Issue Date, in each case not involving cash consideration payable by the Issuer (other than (X) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 4.09(b)(12)(a), (Y) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (Z) Excluded Contributions); plus

(D)	100.00% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, and releases of Guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); or

(iii) any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of such Investment); plus

(E)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus

(F)	100.00% of the aggregate amount of any Excluded Proceeds (except to the extent utilized to repurchase, redeem, defease, acquire or return for value any Subordinated Indebtedness pursuant to Section 4.07(b)(13)); plus

(G)	the greater of (i) $60.0 million and (ii) 30.00% of the Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis).

(b) Section 4.07(a) will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(2) (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (i) any Equity Interests of the Issuer or any Restricted Subsidiary, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or (ii)

Subordinated Indebtedness, in each case, made (x) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Issuer (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (y) within 120 days of such sale or issuance, (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Issuer was permitted under Section 4.07(b)(6)(A) or (B), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (a) Subordinated Indebtedness of the Issuer or a Guarantor made (i) by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Subordinated Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor and (ii) within 120 days of such sale, issuance or incurrence, (b) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, Disqualified Stock or Subordinated Indebtedness of the Issuer or a Guarantor, made within 120 days of such sale, issuance or incurrence, (c) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made within 120 days of such sale or issuance that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 4.09 and (d) any Subordinated Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Issuer held by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any Notes issued by the Issuer in connection with any such repurchase, retirement or other acquisition), including Equity Interests rolled over by management of the Issuer or any of its Subsidiaries in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $15.0 million in any fiscal year with unused amounts in any fiscal year being carried over to succeeding fiscal years; provided further that such amount in any fiscal year under this clause (4) may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or any permitted transferees thereof) of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(3); plus

(B) the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer or any of its Subsidiaries that are foregone in exchange for the receipt of Equity Interests of the Issuer pursuant to any compensation arrangement, including any deferred compensation plan; plus

(C) the cash proceeds of life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; minus

(D) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (4);

and provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by Sections 4.07(b)(4)(A), (B) and (C) in any fiscal year and provided further that cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 to the extent such dividends or distributions are included in the definition of “Fixed Charges”;

(6) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by the Issuer or any Restricted Subsidiary after the Issue Date;

(B) the declaration and payment of dividends or distributions to the Issuer, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by the Issuer after the Issue Date; provided that the amount of dividends and distributions paid pursuant to this clause (B) will not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(2);

provided that in the case of each of clauses (A), (B) and (C) of this clause (6), for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had an Interest Coverage Ratio of at least 2.00 to 1.00;

(7) (a) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer or any Restricted Subsidiary, (b) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes and (c) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Issuer or any Restricted Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer; provided that no cash is actually advanced pursuant to this clause (c) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(8) the declaration and payment of dividends on the Issuer’s common equity in an aggregate amount per annum not to exceed 6.00% of Market Capitalization;

(9) Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions;

(10) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed (as of the date any such Restricted Payment is made) the greater of (a) $20.0 million and (b) 10.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); provided that if this clause (10) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (10) will be the amount of such Restricted Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”); provided further that at the time of, and after giving pro forma effect to any Restricted Payment made pursuant to this clause (10), no

Event of Default or payment Default will have occurred and be continuing or would occur as a consequence thereof;

(11) distributions or payments of Securitization Fees;

(12) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to any Affiliate(s), including any payments to holders of Equity Interests of Uniwheels in connection with, or as a result of, (x) their exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) related to the Transactions or (y) the acquisition of any minority Equity Interests in Uniwheels following the Issue Date, whether by way of a “squeeze out” process or otherwise;

(13) the repurchase, redemption, defeasance, acquisition or retirement for value of any Subordinated Indebtedness (a) pursuant to the provisions similar to those of Sections 4.10 and 4.14 or (b) from Excluded Proceeds; provided that (i) at or prior to such repurchase, redemption, defeasance, acquisition or retirement, the Issuer (or a third person permitted by this Indenture) has made any required Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, and (ii) all Notes validly tendered and not validly withdrawn by Holders in any such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents);

(15) Restricted Payments, provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 2.20 to 1.00;

(16) payments made for the benefit of the Issuer or any of its Restricted Subsidiaries to the extent such payments could have been made by the Issuer or any of its Restricted Subsidiaries because such payments (a) would not otherwise be Restricted Payments and (b) would be permitted by Section 4.11;

(17) payments and distributions to dissenting stockholders of Restricted Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Restricted Subsidiary that complies with the terms of this Indenture or any other transaction that complies with the terms of this Indenture;

(18) the refinancing of any Subordinated Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness;

(19) dividends (including all Preferred Dividends and Participating Dividends) required to be made in accordance with the terms of the Investment Agreement (irrespective of whether made in cash or kind) in respect of the Preferred Stock issued pursuant thereto, other than in connection with any optional or mandatory redemption of such Preferred Stock exercised under the terms of the Investment Agreement; and

(20) payments or distributions to minority shareholders of Uniwheels after the Issue Date pursuant to, or in connection with, or in contemplation of, the Domination Agreement.

provided that at the time of, and after giving effect to, any Restricted Payment permitted under Section 4.07(b)(15), in respect of Restricted Payments described in clauses (1), (2) or (3) of Section 4.07(a), no Event of Default will have occurred and be continuing or would occur as a consequence thereof. For purposes of Section 4.07(b)(7), taxes will include all interest and penalties with respect thereto and all additions thereto.

(c) For purposes of determining compliance with this Section 4.07, in the event that any Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 4.07(a) or 4.07(b) and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Issuer will, in its sole discretion, be entitled to divide or classify (or later divide, classify or reclassify), in whole or in part, such Restricted Payment or Investment (or any portion thereof) among Section 4.07(a) and/or 4.07(b) and/or one or more clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.07. The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Issuer’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this Section 4.07 or if an Investment would be permitted at such time, pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture. For the avoidance of doubt, this Section 4.07 will not restrict the making of any “AHYDO Payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred under the terms of this Indenture.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or to any Restricted Subsidiary that is a Guarantor;

(2) make loans or advances to the Issuer or to any Restricted Subsidiary that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or to any Restricted Subsidiary that is a Guarantor;

provided that dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(b) The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and Hedging Obligations and the related documentation;

(2) this Indenture, the Notes and the Guarantees thereof;

(3) Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in Section 4.08(a)(3) on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the

Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(6) contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 that limit the right of the debtor to dispose of assets or incur Liens;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Permitted Liens;

(9) provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09;

(10) provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business;

(11) customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(12) restrictions created in connection with any Qualified Securitization Facility or Receivables Financing Transaction that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Qualified Securitization Facility or Receivables Financing Transaction;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(14) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Issuer or any Restricted Subsidiary;

(15) customary provisions restricting assignment of any agreement;

(16) restrictions arising in connection with cash or other deposits permitted under Section 4.12;

(17) any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 4.09 entered into after the Issue Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to the Issuer or any Restricted Subsidiary than (A) the restrictions contained in this Indenture or the Senior Credit Facilities as of the Issue Date or (B) those encumbrances and other restrictions that are in effect on the Issue Date with respect to the Issuer or that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (ii) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Issuer;

(18) (i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 4.09(b)(4) and any permitted refinancing in respect thereof, and (ii) agreements entered into in connection with a Sale and Lease-Back Transaction entered into in the ordinary course of business or consistent with industry practice;

(19) customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this covenant;

(20) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;

(21) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (20) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(22) any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(23) applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 4.09 is incurred or issued.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or otherwise become directly or indirectly, liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Interest Coverage Ratio of the Issuer for the Issuer’s most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period; provided further that Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of Indebtedness, liquidation preference of Disqualified Stock and amount of Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to this paragraph then outstanding, together with any principal amounts incurred or issued by such Restricted Subsidiaries that are not Guarantors with respect to Indebtedness incurred pursuant to clauses (14), (23) and (30) below and Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), in each case then outstanding would exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained), the greater of (x) $100.0 million and (y) 50% of Consolidated EBITDA of the Issuer for the most recently ended Test Period (tested on a pro forma basis).

(b) Section 4.09(a) will not apply to:

(1) the incurrence of Indebtedness pursuant to Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount not to exceed the sum of (a) $750.0 million and (b) the Permitted Incremental Amount; provided that any Indebtedness incurred under this Section 4.09(b)(1) may be extended, replaced, refunded, refinanced, renewed or defeased (including through successive extensions, replacements, refundings, refinancings, renewals and defeasances) with new Indebtedness so long as the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the sum of (x) the principal amount (or accreted value, if applicable) of the Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness), plus (y) any accrued and unpaid interest on the Indebtedness being refinanced, plus (z) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the incurrence of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness; provided that for purposes of determining the amount of Indebtedness that can be incurred under this clause (1), all Indebtedness incurred under this clause (1) shall be treated as Secured Indebtedness and included in the calculation of the Permitted Incremental Amount;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes and related Guarantees (but excluding any Additional Notes);

(3) the incurrence of Indebtedness (x) by the Issuer and any Restricted Subsidiary in existence on the Issue Date (excluding Indebtedness described in Sections 4.09(b)(1) and (2)) and (y) by Uniwheels in existence on the Issue Date or incurred thereafter in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

(4) (a) the incurrence of Attributable Indebtedness and (b) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4) at such time, not to exceed (as of the date such Indebtedness, Disqualified Stock and/or Preferred Stock is issued, incurred or otherwise obtained) the greater of (x) $60.0 million and (y) 30% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(5) Indebtedness incurred by the Issuer or any Restricted Subsidiary (a) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (b) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;

(6) the incurrence of Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) the incurrence of Indebtedness by the Issuer and owing to a Restricted Subsidiary or the issuance of Disqualified Stock of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes to the extent permitted by applicable law and it does not result in adverse tax consequences; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this clause (7);

(8) the incurrence of Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness for borrowed money incurred by a Guarantor and owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor to the extent permitted by applicable law and it does not result in adverse tax consequences; provided further that any subsequent issuance or transfer of any Capital

Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (9);

(10) the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes), including, without limitation, Hedging Obligations entered into under the Existing Credit Agreement;

(11) the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(12) (a) the incurrence of Indebtedness or issuance of Disqualified Stock of the Issuer and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.00% of the net cash proceeds received by the Issuer since the Issue Date from the issue or sale of Equity Interests of the Issuer or contributions to the capital of the Issuer including through consolidation, amalgamation or merger (in each case, other than proceeds of Disqualified Stock or proceeds received from the Issuer or any Restricted Subsidiary) as determined in accordance with Sections 4.07(a)(3)(B) and (3)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a) or to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof); and

(b) the incurrence of Indebtedness or issuance of Disqualified Stock of the Issuer and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other

Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) (i) the greater of (x) $60.0 million and (y) 30% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); plus, without duplication, (ii) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, Disqualified Stock or Preferred Stock, an amount equal to (x) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (y) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness, Disqualified Stock or Preferred Stock;

(13) the incurrence or issuance by the Issuer of Refinancing Indebtedness or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance any Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a), Sections 4.09(b)(2), (3) and (12)(a), this clause (13) and Section 4.09(b)(14) or any successive Refinancing Indebtedness with respect to any of the foregoing;

(14) the incurrence or issuance of: (a) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or investment (or other purchase of assets) or that is assumed by the Issuer or any Restricted Subsidiary in connection with such acquisition or investment (or other purchase of assets); and (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of the preceding clauses (a) and (b), in an aggregate principal amount or liquidation preference, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), not to exceed (A) the greater of $60.0 million and 30% of Consolidated EBITDA plus (B) an unlimited amount so long as in the case of this clause (B) only, either:

(i) after giving pro forma effect to such acquisition, investment amalgamation, consolidation or merger and incurrence, assumption or issuance of Indebtedness and the use of proceeds thereof, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio Test;

(ii) after giving pro forma effect to such acquisition, investment, amalgamation, consolidation or merger and incurrence, assumption or issuance of Indebtedness and the use of proceeds thereof, the Interest Coverage Ratio of the Issuer for the Test Period preceding the date on which such additional Indebtedness is incurred or assumed or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence or assumption of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (ii)) would be greater than or equal to the Interest Coverage Ratio immediately prior to giving effect to such incurrence or assumption of Indebtedness or issuance of Disqualified Stock or Preferred Stock; or

(iii) after giving pro forma effect to such acquisition, investment, amalgamation, consolidation or merger and incurrence, assumption or issuance of Indebtedness and the use of proceeds thereof, the Total Net Leverage Ratio of the Issuer for the Test Period preceding the date on which such additional Indebtedness is incurred or assumed or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence or assumption of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (iii)) (without netting any cash received from the incurrence or assumption of such Indebtedness proposed to be incurred or assumed) would be no greater than the Total Net Leverage Ratio immediately prior to giving effect to such incurrence or assumption of Indebtedness or issuance of Disqualified Stock or Preferred Stock;

provided that, with respect to Indebtedness incurred or assumed pursuant to this clause (14), Restricted Subsidiaries of the Issuer that are not Guarantors may not incur or assume Indebtedness or issue Disqualified Stock or Preferred Stock under this clause (14) if, after giving pro forma effect to such incurrence, assumption or issuance (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of Indebtedness, liquidation preference of Disqualified Stock and amount of Preferred Stock of such Restricted Subsidiaries incurred, assumed or issued pursuant to this clause (14), together with any principal amounts incurred, assumed or issued by such Restricted Subsidiaries under Section 4.09(a) and Sections 4.09(b)(23) and (30) and any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), in each case then outstanding would exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, assumed, incurred or otherwise obtained) the greater of (I) $100.0 million and (II) 50.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(15) the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(16) the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17) (a) the incurrence of any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligation incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture, or (b) any co-issuance by the Issuer or any Restricted Subsidiary of any Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture;

(18) the incurrence of Indebtedness issued by the Issuer or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent described in Section 4.07(b)(4);

(19) customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(20) the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (b) Indebtedness in respect of Cash Management Services;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s length commercial terms;

(22) the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(23) the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Issuer that are not Guarantors; provided that the amount of such Indebtedness proposed to be incurred or Disqualified Stock or Preferred Stock proposed to be issued at such time shall be limited to an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (23), together with any principal amounts incurred, assumed or issued by such Restricted Subsidiaries pursuant to Section 4.09(a) and Sections 4.09(b)(14) and (30) and any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (a) $100.0 million and (b) 50.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(24) the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Issuer, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(25) the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(26) Guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees, and distribution partners and Guarantees required by Governmental Authorities in the ordinary course of business;

(27) the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;

(28) the incurrence of Indebtedness representing deferred compensation to employees of the Issuer or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(29) the incurrence of Indebtedness arising out of any Sale and Lease-Back Transaction incurred in the ordinary course of business or consistent with industry practice;

(30) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Issuer that are not Guarantors to fund working capital requirements in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (30), together with any principal amounts incurred, assumed or issued by such Restricted Subsidiaries under Section 4.09(a) or Sections 4.09(b)(14) or (23) and any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (a) $100.0 million and (b) 50.0% of Consolidated EBITDA of the Issuer and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(31) Qualified Securitization Facilities and, to the extent constituting Indebtedness, Receivables Financing Transactions;

(32) any Preferred Stock or Senior Subordinated Notes issued pursuant to the Investment Agreement;

(33) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (32) of this Section 4.09(b); and

(34) any Indebtedness in respect of the Tender Letter of Credit, including any reimbursement obligations with respect thereto.

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (32) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), the Issuer, in its sole discretion, may divide and classify and may subsequently re-divide and reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or a portion thereof) in such of the above clauses or under Section 4.09(a) as determined by the Issuer at such time; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will, at all times, be treated as incurred on the Issue Date under Section 4.09(b)(1) and may not be reclassified;

(2) the Issuer is entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Sections 4.09(a) and 4.09(b), subject to the proviso to Section 4.09(c)(1);

(3) the principal amount of Indebtedness outstanding under any clause of this Section 4.09 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;

(4) in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued pursuant to Section 4.09(b) (other than Section 4.09(b)(1)(b) or (14)) on the same date that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued under Section 4.09(a) or Section 4.09(b)(1)(b) or (14), then the Interest Coverage Ratio, or applicable leverage ratio, will be calculated with respect to such incurrence or issuance under Section 4.09(a) or Section 4.09(b)(1)(b) or (14) without regard to any incurrence or issuance under Section 4.09(b) (other than with respect to any incurrence or issuance under Section 4.09(b)(1)(b) or (14)). Unless the Issuer elects otherwise, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock will be deemed incurred or issued first under Section 4.09(a) or Section 4.09(b)(1)(b) or (14) to the extent permitted, with the balance incurred or issued under Section 4.09(b) (other than pursuant to Section 4.09(b)(1)(b) or (14)); and

(5) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 4.09.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to Sections 4.09(b)(1), (2), (3), (4), (12), (13), (14), (23) and (30) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and, with respect to Indebtedness under Designated Revolving Commitments, will be permitted to include an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower U.S. dollar equivalent)); provided that if such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (1) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (2) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (3) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and, with respect to Indebtedness under Designated Revolving Commitments, will be permitted to include an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is contractually subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

For purposes of this Indenture, (1) unsecured Indebtedness will not be deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Indebtedness will not be deemed to be subordinated or junior to any other Indebtedness merely because it is issued or guaranteed by other obligors and (3) Secured Indebtedness will not be deemed to be subordinated or junior to any other Secured Indebtedness merely because it has a junior priority lien with respect to the same collateral.

If any Indebtedness is incurred, or Disqualified Stock or Preferred Stock is issued, in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA will not be deemed to be exceeded to the extent the principal amount of such newly incurred Indebtedness, the liquidation preference of such newly issued Disqualified Stock or the amount of such newly issued Preferred Stock does not exceed the sum of (i) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and, with respect to Indebtedness under Designated Revolving Commitments, will be permitted to include an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

SECTION 4.10. Asset Sales.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, with respect to an Asset Sale for a purchase price in excess of $10.0 million, at least 75.00% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this Section 4.10(a)(2):

(A) any liabilities (as shown on the Issuer’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or a Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes or any Guarantor’s Guarantee of the Notes, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or a Restricted Subsidiary);

(B) any securities, notes or other obligations or assets received by the Issuer or a Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Issuer or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C) any Designated Non-Cash Consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 10% of Consolidated EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis), with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Issuer’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value;

(D) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Issuer or a Restricted Subsidiary), to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; and

(E) any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in Section 4.10(b)(2).

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale (as may be extended pursuant to clause (2) below, the “Asset Sale Proceeds Application Period”), the

Issuer or a Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale (other than Excluded Proceeds):

(1) to repay:

(A) Obligations in respect of Credit Facilities (including the Senior Credit Facilities) incurred under Section 4.09(b)(1) and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto;

(B) Obligations in respect of Secured Indebtedness of the Issuer or a Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, and in the case of revolving obligations, to correspondingly reduce commitments with respect thereto;

(C) Obligations in respect of the Notes or any other Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary; provided that if the Issuer or any Restricted Subsidiary will so repay any such Indebtedness other than the Notes, the Issuer will reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes under Section 3.07, (ii) purchasing Notes through open-market purchases, at a price equal to (or higher than) 100.00% of the principal amount thereof, or (iii) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a pro rata basis with such other Indebtedness for no less than 100.00% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes to be repurchased to the date of repurchase; or

(D) Obligations in respect of Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Obligations owed to the Issuer or a Restricted Subsidiary;

provided that in the case of clause (C) above, (i) if an offer to purchase any Indebtedness of the Issuer or any Restricted Subsidiary is made, such amount will be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Indebtedness, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer, and (ii) if the holder of any Indebtedness of the Issuer or any Restricted Subsidiary declines the repayment of such Indebtedness owed to it from such Net Proceeds, such amount will be deemed repaid to the extent of the declined Net Proceeds; or

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary,

(b) capital expenditures, (c) other expenditures made in connection with the construction or development of facilities operated or to be operated by the Issuer or a Restricted Subsidiary, (d) acquisitions of properties (including fee and leasehold interests) or (e) acquisitions of other assets, other than securities, in the case of clauses (a) and (d) above and this clause (e), either (i) that are or will be used or useful in a Similar Business or (ii) that replace, in whole or in part, the properties or assets that are the subject of such Asset Sale; provided further that in the case of this clause (2), a binding commitment will be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (or, if later, 450 days after the receipt of such Net Proceeds) (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or a Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 450 days after the receipt of such Net Proceeds); provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds will constitute Excess Proceeds (as defined below); or

(3) any combination of the foregoing.

(c) Notwithstanding the foregoing, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) are prohibited or delayed by applicable local law from being repatriated to the United States, the amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation), and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, an amount equal to such Net Proceeds permitted to be repatriated will be applied (whether or not repatriation actually occurs) in compliance with this covenant (net of any additional taxes that are or would be payable or reserved against as a result thereof) and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition could have a material adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, any purchase whereby doing so the Issuer, any Restricted Subsidiary or any of their Affiliates and/or equity partners would incur a material tax liability, including a material tax dividend, material deemed dividend pursuant to Code Section 956 or material withholding tax) (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), the amount equal to the Net Proceeds so affected will not be required to be applied in compliance with this covenant.

(d) The amount equal to the Net Proceeds from Asset Sales, other than the amount equal to the Excluded Proceeds, that are not invested or applied as provided and within the time period set forth in Section 4.10(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes pursuant to Section 4.10(b)(1)(C) will be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $60.0 million, the Issuer will make an offer to all Holders and, at the option of the Issuer, to any holders of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness” and such offer, an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least €100,000 or an integral multiple of €1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.00% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such other price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09 (or, in respect of such Pari Passu Indebtedness, the agreement or instrument governing the terms thereof). The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within thirty days after the date that the amount of Excess Proceeds exceeds $60.0 million by mailing or electronically delivering the notice required pursuant to Section 3.09, with a copy to the Trustee, or otherwise in accordance with Applicable Procedures. The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds from an Asset Sale by making an offer to purchase Notes with respect to the amount of all or part of the available Net Proceeds (the “Advance Portion”) prior to the expiration of the Asset Sale Proceeds Application Period with respect to the amount of all or a part of the available Net Proceeds in advance of being required to do so by this Indenture (the “Advance Offer”).

To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Issuer and its Restricted Subsidiaries may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture (any such remaining Excess Proceeds and Advance Portion amount, “Declined Excess Proceeds”). If the aggregate principal amount (or accreted value, as applicable) of Notes and/or the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Trustee will select the Notes to be purchased in the manner described under Section 3.02 and the Issuer will select such Pari Passu Indebtedness to be purchased pursuant to the terms of such Pari Passu Indebtedness; provided that as between the Notes and any Pari Passu Indebtedness, such purchases will be made on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, for purposes of this provision the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) that resulted in the Asset Sale Offer or Advance Offer will be reset to zero (regardless of whether there are any remaining Excess Proceeds (or Advance Portion) upon such completion). An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees (but the Asset Sale Offer or Advance Offer may not condition tenders on the delivery of such consents). The Issuer and its Restricted Subsidiaries may use any Excluded Proceeds in any manner not prohibited by this Indenture.

(e) Pending the final application of the amount of any Net Proceeds pursuant to this Section 4.10, such amount of Net Proceeds may be applied to temporarily reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Credit Facilities, or otherwise invested in any manner not prohibited by this Indenture.

(f) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g) The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

SECTION 4.11. Transactions with Affiliates.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or the relevant Restricted Subsidiaries than those that would have been obtained at such time in a comparable transaction by the Issuer or such Restricted Subsidiary with a Person other than an Affiliate of the Issuer on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions requiring aggregate payments or consideration in excess of $100.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 4.11(a)(1).

(b) Section 4.11(a) will not apply to the following:

(1) (a) transactions between or among the Issuer and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of the Issuer; provided that such merger, consolidation or amalgamation of the Issuer is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by Section 4.07 hereof (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition), (b) any “Permitted Investments” or any acquisition otherwise permitted by this Indenture and (c) Indebtedness permitted by Section 4.09;

(3) (a) the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Investors and their officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors, (b) payments, loans, advances or Guarantees (or cancellation of loans, advances or Guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or Guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice, (c) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries and (d) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries;

(4) the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of, or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer or any Restricted Subsidiary;

(5) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor to the effect that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer on an arm’s-length basis;

(6) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equity holder agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto and similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Issue Date will only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Holders when taken as a whole (as compared to the original agreement or arrangement in effect on the Issue Date);

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Indenture that are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Issuer;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;

(12) payments by the Issuer or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(13) payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Issuer and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of the Issuer or any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees)

of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by the Issuer in good faith;

(14) (a) investments by Affiliates in securities or Indebtedness of the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities or Indebtedness of the Issuer or any Restricted Subsidiary contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Issuer and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(15) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(16) payments by the Issuer and its Subsidiaries pursuant to tax sharing agreements among the Issuer and its Subsidiaries;

(17) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, and transactions pursuant to that lease which lease is approved by the Board of Directors or senior management of the Issuer in good faith;

(18) intellectual property licenses in the ordinary course of business or consistent with industry practice;

(19) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Issuer pursuant to any equity holders agreement or registration rights agreement entered into on or after the Issue Date;

(20) transactions permitted by, and complying with, Section 5.01 solely for the purpose of reincorporating the Issuer in a new jurisdiction;

(21) transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Restricted

Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;

(22) (a) transactions with a Person that is an Affiliate of the Issuer (other than an Unrestricted Subsidiary) solely because the Issuer or any Restricted Subsidiary owns Equity Interests in such Person and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Issuer, any Restricted Subsidiary;

(23) (a) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (b) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Issuer;

(24) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer;

(25) investments by any Investor in securities or Indebtedness of the Issuer or any Guarantor;

(26) payments on the Notes in accordance with this Indenture and payments of Obligations under the Credit Facilities and payments in respect of Obligations under other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Subsidiaries held by Affiliates; provided that such Obligations were acquired by an Affiliate of the Issuer in compliance with this Indenture; and

(27) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium.

SECTION 4.12. Liens. The Issuer will not, and will not permit any Guarantor to, create, incur or assume any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens until such time as such Subordinated Indebtedness is no longer secured by such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured until such time as such Obligations are no longer secured by such Liens.

For purposes of determining compliance with this Section 4.12, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuer will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner.

Any Lien created for the benefit of the Holders pursuant to this Section 4.12 will be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) of the first paragraph of this Section 4.12 or upon such Liens no longer attaching to assets or property of the Issuer or a Guarantor.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this covenant.

SECTION 4.13. Company Existence. Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence, and the corporate, partnership or other organizational existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve the corporate, partnership or other organizational existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

SECTION 4.14. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Issuer has previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.00% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date prior to such repurchase.

Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail, postage prepaid, with a copy to the Trustee, to each Holder at such Holder’s registered address or otherwise in accordance with the Applicable Procedures, with the following information:

(1) a Change of Control Offer is being made pursuant to this Section 4.14 and all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control) in the event that the occurrence of the Change of Control is delayed;

(3) any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice or otherwise in accordance with the Applicable Procedures, prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter or other notice in accordance with the Applicable Procedures setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of the Notes must be equal to at least €100,000 or any integral multiple of €1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the date the notice was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or such purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the purchase price and performance of the Issuer’s obligations with respect to such purchase may be performed by another Person; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described in this Indenture by virtue thereof.

If and for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on its Euro MTF market and the rules and regulations of the Luxembourg Stock Exchange so require, the Issuer shall publish a public announcement with respect to the results of any Change of Control Offer in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules and regulations, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu)

(b) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof validly tendered and not validly withdrawn; and

(3) deliver, or cause to be delivered, to the Trustee (a) an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer and (b) at the Issuer’s option, the Notes so accepted for cancellation.

(c) The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer.

(d) A Change of Control Offer may be made in advance of a Change of Control and conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e) A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Guarantees (but the Change of Control Offer may not condition tenders on the delivery of such consents).

(f) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to Sections 3.02, 3.05 and 3.06, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Change of Control Payment Date” and similar words, as applicable.

(g) The Issuer’s obligation to make an offer to repurchase the Notes pursuant to this Section 4.14 may be waived or modified (at any time, including after a Change of Control) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiary Guarantees Indebtedness under the Senior Credit Facilities or Capital Markets Indebtedness of the Issuer or any Guarantor), other than a Guarantor or an Excluded Subsidiary, to guarantee the payment of (i) any Indebtedness of the Issuer or any Guarantor under the Senior Credit Facilities incurred under Section 4.09(b)(1) or (ii) Capital Markets Indebtedness of the Issuer or any Guarantor, in each case, having an aggregate principal amount outstanding in excess of $25.0 million unless:

(1) such Restricted Subsidiary within 30 days executes and delivers to the Trustee a supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness will be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 will not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary will not be required to comply with clause (1) or (2) of this Section 4.15 and such Guarantee may be released at any time in the Issuer’s sole discretion.

SECTION 4.16. Suspension of Covenants.

(a) During any period of time that (i) the Notes have an Investment Grade Rating from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), the Guarantees will be automatically and unconditionally released and discharged (subject to reinstatement pursuant to clause (f) below) and the Issuer and the

Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, Section 5.01(a)(1)(d) and 5.01(b) hereof and such Sections shall not be applicable to the Notes (collectively, the “Suspended Covenants”).

(b) During a Suspension Period (as defined below), the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes no longer have an Investment Grade Rating from one of the Rating Agencies, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds will be reset to zero for purposes of Section 4.10.

(d) In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any Restricted Subsidiary or events occurring prior to such reinstatement with respect to any of the Suspended Covenants will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that

(1) with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period;

(2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(3);

(3) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to be permitted pursuant to Section 4.11(b)(6);

(4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in Section 4.08(a) that becomes effective during any Suspension Period will be deemed to be permitted pursuant to Section 4.08(b)(1); and

(5) no Subsidiary of the Issuer will be required to comply with Section 4.15 after the Reversion Date with respect to any guarantee entered into by such Subsidiary during any Suspension Period;

(6) all Liens permitted to be created, incurred or assumed during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (10) of the definition of “Permitted Liens”; and

(7) all Investments made during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that they are classified as Permitted Investments permitted under clause (5) of the definition of “Permitted Investments.”

(e) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (i) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Restricted Subsidiaries will bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during a Suspension Period, in each case, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time, based on any action taken or event that occurred during the Suspension Period) and (ii) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period (that were permitted to be entered into at such time) and to consummate any transactions contemplated thereby.

(f) During the Suspension Period, the Guarantees will be automatically and unconditionally released and discharged and the obligation to grant further Guarantees will be suspended. Upon the Reversion Date, the obligation to grant Guarantees pursuant to Section 4.15 will be reinstated (and the Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of Section 4.15).

(g) The Trustee shall have no duty to (i) monitor the ratings of the Notes, (ii) determine whether a Covenant Suspension Event or Reversion Date has occurred, or (iii) notify Holders of any of the foregoing.

SECTION 4.17. Listing.

The Issuer shall use its commercially reasonable efforts to maintain the listing of the Notes on the Official List of the Luxembourg Stock Exchange and the admission to trading on its Euro MTF market for so long as such Notes are outstanding; provided that if at any time the Issuer determines that it will not maintain such listing, it shall obtain prior to the delisting of the Notes from the Euro MTF market of the Luxembourg Stock Exchange, and thereafter use its best efforts to maintain, a listing of such Notes on another recognized stock exchange.

SECTION 4.18. Withholding Taxes.

All payments made by a Payor on the Notes or the Guarantees, as defined below, will be made free and clear of and without withholding or deduction for, or on account of, any taxes unless the withholding or deduction of such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of:

(1)	the United States or any political subdivision or Governmental Authority thereof or therein having power to tax;

(2)	any jurisdiction from or through which payment on any such note or Guarantee is made by a Payor or their agents on their behalf, or any political subdivision or Governmental Authority thereof or therein having the power to tax; or

(3)	any other jurisdiction in which the Payor is incorporated or organized, engaged in a trade or business for tax purposes or otherwise considered to be a resident for tax purposes, or any political subdivision or Governmental Authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made by a Payor with respect to any note or Guarantee, including payments of principal, redemption price, premium, if any, or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will equal the amounts which would have been received in respect of such payments on any such note or Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)	any taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder or the beneficial owner of a note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such note or the receipt of any payment in respect thereof;

(2)	any taxes to the extent that they are imposed or withheld by reason of the failure by the holder or the beneficial owner of the note to comply with a written request of the Payor addressed to the holder, after reasonable notice, to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters (including IRS Form W-9 or W-8, as may be relevant), which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(3)	any taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes or any note Guarantee;

(4)	any estate, inheritance, gift, sales, value added, use, excise, transfer, personal property, wealth, capital gains or similar tax, assessment or other governmental charge;

(5)	any United States withholding taxes to the extent they are imposed by reason of the holder being or having been a “10-percent shareholder” of the Issuer as defined in section 871(h)(3) of the Code or any successor provision, or being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

(6)	any taxes imposed in connection with a note presented for payment (where presentation is permitted or required for payment) by or on behalf of a holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant note to, or otherwise accepting payment from, another paying agent;

(7)	any taxes imposed on or with respect to a payment to any holder who is a fiduciary or a partnership or any Person other than the sole beneficial owner of payment or such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly;

(8)	any taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof, any agreements (including an intergovernmental agreement) entered into in connection with the implementation thereof or any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation thereof;

(9)	any tax, assessment or other governmental charge imposed by reason of the holder’s or beneficial owner’s past or present status as (a) a personal holding company with respect to the United States, a passive foreign investment company, or a controlled foreign corporation for United States income tax purposes or (b) a corporation that has accumulated earnings to avoid U.S. federal income tax; or

(10)	any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment (where presentation is permitted or required for payment) within 30 days after the relevant payment was first made available for payment to the holder or (y) where, had the beneficial owner of the note been the holder, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (10) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction and as is reasonably available to the Issuer and will provide such certified copies to the Trustee. Such copies shall be made available to the holders upon request. The Payor shall attach to each certified copy or other evidence, as applicable, a certificate stating (x) that the amount of Tax evidenced by the certified copy was paid in connection with payments under or with respect to the Notes then outstanding upon which such taxes were due and (y) the amount of such withholding tax paid per €1,000 of principal amount of the Notes.

If any Payor becomes aware that it will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

Wherever in either this Indenture or the Guarantees there are mentioned, in any context:

(1)	the payment of principal;

(2)	purchase prices in connection with a purchase of Notes;

(3)	interest; or

(4)	any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this Section 4.18 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes, or any other property or similar taxes, charges or levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, registration or enforcement of any Notes, this Indenture or any other document or instrument in relation thereto (other than a transfer of the Notes), and the Payor agrees to indemnify the holders for any such taxes paid by such holders (limited, solely to the extent of such taxes, charges or levies that arise from the receipt of any payments of principal or interest on the Notes, to any such taxes, charges or levies that are not excluded under clauses (1) through (2) and (4) through (9) or any combination thereof).

The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is organized or any political subdivision or taxing authority or agency thereof or therein.

Except as specifically provided in this Section 4.18, the Issuer will not be required to make any payments for any taxes, assessments or other governmental charges imposed by any government or political subdivision or any taxing authority of any government or political subdivision in respect of any payment on any Note or Guarantee.

ARTICLE V

SUCCESSORS

SECTION 5.01. Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, in one or more related transactions, to any Person unless:

(1) (a) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition is made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(b) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other customary documents or instruments;

(c) immediately after such transaction, no Default exists;

(d) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the most recently ended Test Period, either:

(i) the Issuer (or Successor Company, as applicable) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio Test, or

(ii) the Interest Coverage Ratio for the Issuer (or Successor Company, as applicable) would be equal to or greater than the Interest Coverage Ratio for the Issuer immediately prior to such transaction;

(e) each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(a)(1)(b) will apply, will have by supplemental indenture or otherwise confirmed that its Guarantee applies to such Person’s obligations under this Indenture and the Notes; and

(f) the Issuer (or the Successor Company, as applicable), will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and all conditions precedent provided for in this Indenture relating to such transaction have been complied with; or

(2) the transaction is made in compliance with Section 4.10; or

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

Notwithstanding clauses (c) through (f) of Section 5.01(a)(1),

(1) any Restricted Subsidiary may consolidate with, amalgamate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Issuer or any other Restricted Subsidiary,

(2) the Issuer may consolidate with, amalgamate with or merge with or into, or wind up into an Affiliate of the Issuer for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby,

(3) the Issuer may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of a jurisdiction in the United States (and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws), and

(4) the Issuer or a Guarantor may change its name.

(b) Subject to Section 10.06, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and all conditions precedent provided for in this Indenture relating to such transaction have been complied with; or

(2) the transaction is made in compliance with, if applicable, Section 4.10; or

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(c) Notwithstanding the foregoing, any Guarantor may (1) merge, amalgamate or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of a jurisdiction in the United States, (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders of the Notes or (5) change its name.

SECTION 5.02. Successor Person Substituted. Upon any consolidation, amalgamation or merger, or any winding up, sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the Successor Person formed by such consolidation or amalgamation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such wind up, sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture, the Notes and the Guarantees referring to the Issuer or such Guarantor, as applicable, shall refer instead to the Successor Person and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture, the Notes and the Guarantees with the same effect as if such Successor Person had been named as the Issuer or a Guarantor, as applicable, herein, and such Guarantor’s Guarantee and such Guarantor will be automatically released and discharged from its obligations hereunder, and, in the case of a predecessor Issuer, such predecessor Issuer shall automatically be released from its obligations thereunder; provided that the predecessor Issuer shall not be relieved from the obligations under this Indenture, the Notes and the Guarantees in the case of any lease.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.00% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) of this Section 6.01) contained in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40.0 million (net of amounts covered by insurance policies), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than 60 days after such judgment becomes final;

(6) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders), would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) will for any reason cease to be in full force and effect except as contemplated by the terms of this Indenture or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any Financial Officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

SECTION 6.02. Acceleration. If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01) occurs and is continuing under this Indenture, the Trustee by written notice to the Issuer or the Holders of at least 30.00% in principal amount of the then total outstanding Notes by written notice to the Issuer and the Trustee may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Trustee will have no obligation to accelerate the Notes.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01 hereof with respect to the Issuer, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority of the aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences if such rescission would not conflict with any judgment of a court of competent jurisdiction.

In the event of any Event of Default specified in Section 6.01(4) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured, waived or is no longer continuing.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults. Subject to Section 6.02 hereof, Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default and its consequences hereunder (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority. Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30.00% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to bring suit for the enforcement of any payment of principal of, premium, if any, and interest on the Notes on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee on behalf of such Holder, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article VI or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture, it shall pay out the money or property in the following order:

(i) to the Trustee and any Agent (including any predecessor Trustee or Agent), their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(ii) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture on behalf of the Holders, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01 and Section 7.01(f).

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered (and if requested, provide) to the Trustee indemnity or security satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer thereof.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of any such Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) [Reserved].

(k) Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(n) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall deliver to each Holder a notice of the Default or Event of Default within 90 days after such Default or Event of Default. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is not opposed to the interest, of the Holders of such Notes.

SECTION 7.06. [Reserved].

SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee and their officers, agents, directors and employees for, and to hold them harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or any other Person or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such persons in connection with compensation for such administration or performance). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer under this Section 7.07 and the immunities of the Trustee contained in Article VII shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except for money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal. The Issuer may remove the Trustee if:

(A) the Trustee fails to comply with Section 7.10 hereof;

(B) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C) a custodian or public officer takes charge of the Trustee or its property; or

(D) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

The resigning Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

SECTION 7.09. Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.11. Disqualification; Conflicting Interests. Within 90 days after obtaining actual knowledge that a conflict of interest, as defined in Section 310(b) of the Trust Indenture Act, exists between the Trustee’s role as a trustee and any other capacity, the Trustee shall either (i) eliminate such conflict of interest or (ii) resign from office; provided, however, that this Indenture, the Notes and the Guarantees shall remain valid notwithstanding a conflict of interest of the Trustee.

SECTION 7.12. Appointment of Co-Trustee.

(a) Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary for the appointment of one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. Each co-trustee or separate trustee hereunder shall be required to have a combined capital and surplus (computed in accordance with Section 310(a)(2) of the Trust Indenture Act) of at least $50,000,000 and the Trustee shall, at the expense of the Issuer, provide prompt notice to Holders of the appointment of any co-trustee or separate trustee.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) the Trustee shall not be personally liable by reason of any act or omission of any co-trustee or separate trustee hereunder. No co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any separate trustee or any other co-trustee hereunder. No separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any co-trustee or any other separate trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article VII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of his, her or its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without appointment of a new or successor trustee.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof, to have cured all then existing Events of Default and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments requested by the Issuer acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(A) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(B) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(C) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(D) this Section 8.02.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and Sections 5.01(a)(1)(d) and (e), and Section 5.01(b) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the

Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to the Issuer’s Restricted Subsidiaries), 6.01(7) (solely with respect to the Issuer’s Restricted Subsidiaries) and 6.01(8) hereof shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. dollar-denominated Government Securities without reinvestment, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption; provided, however, that the Trustee shall have no liability whatsoever in the event that such deposit is not made after the Trustee has discharged this Indenture. Any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens and the consummation of other transactions in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement, instrument or documents (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness to be redeemed, and, in each case, the granting of Liens and the consummation of other transactions in connection therewith);

(6) the Issuer will have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by clause (2) of the immediately preceding paragraph with respect to Legal Defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee to the extent such requested amount consists of Government Securities (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee to which it is a party) and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Section 5.01 hereof;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect (as determined in good faith by the Issuer) the legal rights under this Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) at the Issuer’s election, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable (it being agreed that this Indenture need not qualify under the Trust Indenture Act);

(8) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(9) to add a Guarantor or co-obligor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture;

(10) to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes, as provided to the Trustee in an Officer’s Certificate;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, to facilitate the issuance and administration of the Notes; provided that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the

Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture; or

(13) to secure the Notes and/or the related Guarantees.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee), the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its rules and regulations so require, the Issuer shall publish notice of any amendment, supplement and waiver under the Section 9.01 in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Such notice of any amendment, supplement and waiver may also be published on the website of the Luxembourg Stock Exchange (www.bourse.lu), to the extent and in the manner permitted by the rules and regulations of the Luxembourg Stock Exchange.

SECTION 9.02. With Consent of Holders. Except as provided below in this Section 9.02, the Issuer, the Guarantors (solely with respect to the Guarantee to which it is a party) and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including consents obtained in connection with a purchase of, tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any), other than Notes beneficially owned by the Issuer or its Affiliates, voting as a single class (including consents obtained in connection with a tender offer or exchange offer or offer to purchase with respect to the Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding hereunder, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer or offer to purchase with respect to the Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such adversely affected series then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer or offer to purchase with respect to the Notes) shall be required. Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer and the Guarantors (solely with respect to the Guarantee to which it is a party) in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its applicable rules and regulations so require, the Issuer will publish notice of any amendment, supplement and waiver described in this Section 9.02 in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu), to the extent and in the manner permitted by the rules and regulations of the Luxembourg Stock Exchange.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders affected thereby (with a copy to the Trustee) a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder (including, for the avoidance of doubt, any Notes held by Affiliates), an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes on any date (other than the provisions relating to Section 3.09, Section 4.10 and Section 4.14); provided that any amendment to the notice requirements may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(7) make any change in this Article IX that is materially adverse to the Holders;

(8) modify the contractual right hereunder of any Holder to institute suit for the payment of principal, interest or premium (if any) on or with respect to such Holder’s Notes on or after the respective due dates;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the Guarantees, in any manner materially adverse to the Holders.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until the Board of Directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall receive, and shall be fully protected in relying conclusively upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement in the form of Exhibit E attached hereto adding a new Guarantor under this Indenture. In addition, no Officer’s Certificate or Opinion of Counsel will be required in connection with the execution of the supplemental indenture delivered on the Issue Date.

ARTICLE X

GUARANTEES

SECTION 10.01. Guarantee. Subject to this Article X, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on an unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder, including for expenses, indemnification or otherwise, shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same promptly. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder and under the Notes).

Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, then any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a

“voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without setoff, counter-claim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a supplemental indenture (which, with regard to each Guarantor that becomes a party hereto after the date hereof, shall be a supplemental indenture in the form of Exhibit E) shall be executed on behalf of such Guarantor by one of its authorized Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with Section 4.15 and this Article X, to the extent applicable.

SECTION 10.04. Subrogation. Until its Guarantee is terminated in accordance with Section 10.06, each Guarantor agrees that it shall not be entitled to exercise any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Guarantees. (a) Each Guarantee by a Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1) any sale, exchange, issuance, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (a) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (b) all or substantially all of the assets of such Guarantor (including to the Issuer or another Guarantor), in each case if such sale, exchange, issuance, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(2) (a) the release or discharge of the guarantee by, or direct obligation of, such Guarantor of Indebtedness under the Senior Credit Facilities or Capital Markets Indebtedness of the Issuer or any Guarantor, or (b) the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except, in each case, a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that, in each case, a release subject to a contingent reinstatement is still a release);

(3) (a) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or (b) such Guarantor otherwise becoming an Excluded Subsidiary (other than pursuant to clause (1) of the definition thereof); or

(4) (a) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or (b) the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture;

(5) the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or a Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation of a Guarantor following the transfer of all or substantially all of its assets, in each case in a transaction that complies with the applicable provisions hereof; or

(6) as described under Article IX.

(b) The Issuer will have the right, upon delivery of an Officer’s Certificate to the Trustee, to cause any Guarantor that has not guaranteed any Indebtedness under the Senior Credit Facilities or any Capital Markets Indebtedness of the Issuer or any Guarantor, and is not otherwise required by the applicable terms of this Indenture to provide a Guarantee, to be unconditionally released and discharged from all obligations under its Guarantee, and such Guarantee will thereupon automatically and unconditionally terminate and be discharged and of no further force or effect.

SECTION 10.07. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of one or more notices of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment), in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. dollar-denominated Government Securities, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that (i) upon any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption and (ii) any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

(B) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (2)(A), (B) and (C) above.

Notwithstanding the satisfaction and discharge of this Indenture, Section 7.07 and, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

SECTION 11.02. Application of Trust Money. Subject to Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. [Reserved].

SECTION 12.02. Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronically (in “.pdf” or other format) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor on or after the Issue Date:

[Superior Industries International, Inc.

26600 Telegraph Road, Suite 400

Southfield, MI 48033

Attention: Kerry A. Shiba

Fax: (258) 352-6989

Email: kshiba@supind.com]

and

[c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: General Counsel

Tel: (415) 743-1500

Fax: (415) 743-1501]

in each case, with a copy to:

[Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Christina T. Roupas

Fax: (312) 558-5700

Email: CRoupas@winston.com]

If to the Trustee:

The Bank of New York Mellon acting through its London Branch

One Canada Square

London E14 5AL

United Kingdom

Attention: Corporate Trust Administration

Facsimile No.: +44 (0)20 7964 2536

Email: corpsov2@bnymellon.com

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

In addition, for so long as any of the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its rules and regulations so require, notices with respect to the Notes shall be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu), to the extent and in the manner permitted by the rules and regulations of the Luxembourg Stock Exchange.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first -class mail; on the first date on which publication is made or electronic delivery made; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the date sent to Euroclear or Clearstream, as applicable, if such notice is given in accordance with Applicable Procedures; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar.

Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to the standing instructions from the Depositary.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuer delivers or mails a notice or communication to Holders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.

SECTION 12.03. Communication with Holders of a Global Note. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

SECTION 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture (other than as set forth in the last sentence of Section 9.06 and with respect to clause (B) below, in connection with the initial issuance of Notes on the Issue Date), the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(A) An Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(B) An Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 12.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(A) a statement that the Person making such certificate or opinion has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(D) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.08. Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.09. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, AND THE TRUSTEE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.10. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 12.11. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.12. Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

SECTION 12.13. Severability. In case any provision or any part of any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.14. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or electronic transmissions (in ‘.pdf’ or other format) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (in ‘.pdf’ or other format) shall be deemed to be their original signatures for all purposes.

SECTION 12.15. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.16. USA PATRIOT Act. The parties hereto acknowledge that in order to help the government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, and record information that identifies each person establishing a relationship or opening an account with Wilmington Trust, National Association. The parties hereto agree that they will provide the Trustee with name, address, tax identification number, if applicable, and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship, and will further provide the Trustee with formation documents such as articles of incorporation or other identifying documents.

SECTION 12.17. Judgment Currency. Any payment on account of an amount that is payable in Euros which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligations under this Indenture, the Notes and the Guarantees, as the case may be, only to the extent of the amount of Euros that such Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of Euros that could be so purchased is less than the amount of Euros originally due to such Holder or the Trustee, as the case may be, the Issuer and the Guarantors shall, jointly and severally, indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

SECTION 12.18. Contractual Acknowledgement of Bail-in Powers.

Notwithstanding and to the exclusion of any other term of this Indenture or any other agreements, arrangements, or understanding between the parties to this Indenture, each counterparty to a BRRD Party under this Indenture acknowledges and accepts that a BRRD Liability arising under this Indenture may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(1) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(2) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);

(3) the cancellation of the BRRD Liability;

(4) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of the Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

The terms that follow, when used in this Section 12.18, shall have the meanings indicated:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“BRRD Party” means any Agent subject to Bail-in Powers.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the BRRD Party.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.,
as Issuer

By:	/s/ Donald J. Stebbins
Name: Donald J. Stebbins Title: President and Chief Executive Officer

SUPERIOR INDUSTRIES INTERNATIONAL HOLDING, LLC, as Guarantor

By:	/s/ Donald J. Stebbins
Name: Donald J.Stebbins Title: President

SUPERIOR INDUSTRIES INTERNATIONAL ARKANSAS, LLC, as Guarantor

By:	/s/ Donald J. Stebbins
Name: Donald J. Stebbins Title: President

SUPERIOR INDUSTRIES INTERNATIONAL MICHIGAN, LLC, as Guarantor

By:	/s/ Donald J. Stebbins
Name: Donald J. Stebbins Title: President

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON ACTING THROUGH ITS LONDON BRANCH, as Trustee and Paying Agent

By:	/s/ Maria Bertolin
Name: Maria Bertolin
Title: Authorised Signatory

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH, as Registrar and Transfer Agent

By:	/s/ Maria Bertolin
Name: Maria Bertolin
Title: Authorised Signatory

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

COMMON CODE: [        ]

ISIN: [        ]

[RULE 144A][REGULATION S] GLOBAL NOTE

6.000% Senior Notes due 2025

No. [ ]	[Up to] €[ ]

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

promises to pay to or registered assigns,

[the principal sum set forth on the Schedule of Exchange of Interests in the Global Note attached hereto] [the principal sum of                     EUROS] on June 15, 2025.

Interest Payment Dates: June 15 and December 15, beginning December 15, 2017

Record Dates: June 1 and December 1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON ACTING THROUGH ITS LONDON BRANCH, as Trustee

By:
Authorized Signatory

Dated:

[Back of Note]

6.000% Senior Note due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Superior Industries International, Inc. (the “Issuer”) promises to pay interest on the principal amount of this Note at a rate per annum of 6.000% from                     ,             until maturity. The Issuer will pay interest on this Note semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2017 or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding June 1 and December 1 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be                     ,             . The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained pursuant to Section 4.02 of the Indenture or, at the option of the Issuer, may be made by wire transfer to a Euro account maintained by the payee with a bank in London, England if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of the Depositary or its nominee, or held by Euroclear or Clearstream or their nominees, will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) if no notice of wire transfer election is received for such Holder, all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by check mailed to the Holders at their addresses set forth in the Note Register. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

3. PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon acting through its London Branch, the Trustee under the Indenture, will act as Paying Agent and The Bank of New York Mellon SA/NV, Luxembourg Branch will act as Registrar. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of June 15, 2017 (the “Indenture”), among (a) Superior Industries International, Inc., as Issuer, (b) certain subsidiaries of the Issuer, as Guarantors, (c) The Bank of New York Mellon acting through its London Branch, as Trustee and Paying Agent, and (d) The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar and Transfer Agent. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.	OPTIONAL REDEMPTION.

(a) At any time prior to June 15, 2020, the Issuer may at its option on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 of the Indenture, at a redemption price (as calculated by the Issuer) equal to the sum of (i) 100.00% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium, plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) At any time prior to June 15, 2020, the Issuer may, at its option and on one or more occasions, redeem up to 40.00% of the aggregate principal amount of Notes and Additional Notes issued under the Indenture at a redemption price (as calculated by the Issuer) equal to the sum of (i) 106.000% of the aggregate principal amount thereof, with the net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date; provided that (a) at least 50.00% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering or contribution.

(c) In connection with any Change of Control Offer to purchase all of the Notes, if Holders of not less than 90.00% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer and the Issuer purchases, or any third party making such Change of Control Offer in lieu of the Issuer purchases, all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, plus, to the extent not included in the Change of Control Offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date (subject to the right of the Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(d) Except pursuant to clause (a), (b) or (c) of Section 3.07 of the Indenture, the Notes will not be redeemable at the Issuer’s option prior to June 15, 2020.

(e) On and after June 15, 2020, the Issuer may at its option redeem the Notes, in whole or in part, on one or more occasions, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 15 in each of the years indicated below:

Year	Percentage
2020	103.000%
2021	101.500%
2022 and thereafter	100.000%

(f) Any redemption pursuant to Section 3.07 of the Indenture shall be made pursuant to Sections 3.01 through 3.06 of the Indenture.

(g) In addition to any redemption pursuant to Section 3.07 of the Indenture, the Issuer or its Affiliates may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, in the open market, negotiated transaction or otherwise.

(h) Any notice of redemption made in connection with a related transaction or event (including an Equity Offering, contribution, Change of Control, Asset Sale or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be.

(i) If the Issuer effects an optional redemption of Notes, it shall, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its applicable rules and regulations so require, inform the Luxembourg Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

6. MANDATORY REDEMPTION; OFFERS TO PURCHASE AND OPEN MARKET PURCHASES. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under Sections 3.09, 4.10 and 4.14 of the Indenture.

7. TAX REDEMPTION. The Issuer or any successor Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to but not including the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise if the Issuer or any Guarantor (including, in each case, any successor entity) (a “Payor”) determine in good faith that, as a result of:

(1)	any change in, or amendment to, the law (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction; or

(2)	any change in, or amendment to, or the introduction of, an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new paying agent where this would be reasonable and not result in any material legal or regulatory burden or any significant additional costs but not including assignment of the obligation to make payment with respect to the Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must be announced and become effective on or after the Issue Date of the Notes. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the Issue Date of the Notes, such Change in Tax Law must be announced and become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction, unless the Change in Tax Law would have applied to the predecessor of the successor Issuer. Notice of redemption for taxation reasons will be published in accordance with the procedures described under paragraph (8) of this Note.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer or successor Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and (b) an Opinion of Counsel of an independent tax counsel of recognized standing to the effect that the Payor has or have been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, in which case the Payors will not be obligated to pay any Additional

Amounts on any payment with respect to such Note after the Tax Redemption Date (or, if the Payors fail to pay the redemption price on the Tax Redemption Date, after such later date on which the Payors pay the redemption price) solely as a result of such Change in Tax Law that resulted in the obligation to pay such Additional Amounts, and all future payments with respect to such Note will be subject to the deduction or withholding of such Relevant Taxing Jurisdiction taxes required by law to be deducted or withheld as a result of such Change in Tax Law.

If no election is made, the Holder will have its Notes redeemed without further action.

The foregoing will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

8. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, the Issuer shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed at such Holder’s registered address or otherwise in accordance with Applicable Procedures, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Section 3.03(i), Article VIII or Article XI of the Indenture.

For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its applicable rules and regulations so require, not less than 10 nor more than 60 days prior to the redemption date, the Issuer shall (if such Notes are in certificated form) mail notice of redemption to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar. If such Notes are in global form, notice of redemption will be delivered to Euroclear or Clearstream for communication to entitled account holders. Such notice of redemption may also be posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu), to the extent and in the manner permitted by the rules and regulations of the Luxembourg Stock Exchange. If the Issuer effects an optional redemption of Notes pursuant to Section 3.07 of the Indenture, it shall, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on its Euro MTF market and its applicable rules and regulations so require, inform the Luxembourg Stock Exchange of such optional redemption and confirm the aggregate principal amount of the Notes that will remain outstanding immediately after such redemption.

9. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar, Transfer Agent and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

The Issuer need not issue, exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not issue, exchange or register the transfer of any Notes during the period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or between a Record Date with respect to such Note and the next succeeding Interest Payment Date with respect to such Note.

11. PERSONS DEEMED OWNERS. The registered Holder shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

12. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

13. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.00% in principal amount of the then outstanding Notes by written notice to the Issuer may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority of the aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture (except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a nonconsenting Holder). The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within thirty (30) days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default, its status and what actions the Issuer is taking or proposes to take with respect thereto.

14. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15. GOVERNING LAW. THE INDENTURE, THIS NOTE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

16. COMMON CODE AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused Common Code and ISIN numbers to be printed on the Notes and the Trustee may use Common Code and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

[Superior Industries International, Inc.

26600 Telegraph Road, Suite 400

Southfield, MI 48033

Tel. No.: (248) 352-7300]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                             to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10 [ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

€

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is € . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Superior Industries International, Inc.

26600 Telegraph Road, Suite 400

Southfield, MI 48033

Attention:

Tel. No.: (248) 352-7300]

The Bank of New York Mellon acting through its London Branch

One Canada Square

London E14 5AL

United Kingdom

Email: corpsov2@bnymellon.com

Attention: Corporate Trust Administration

Facsimile No.: +44 (0)20 7964 2536

Re: 6.000% Senior Notes due 2025

Reference is hereby made to the Indenture, dated as of June 15, 2017 (the “ Indenture”), among (a) Superior Industries International, Inc., as Issuer, (b) certain subsidiaries of the Issuer, as Guarantors, (c) The Bank of New York Mellon acting through its London Branch, as Trustee and Paying Agent, and (d) The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar and Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €             in such Note[s] or interests (the “Transfer”),                     to                     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) [    ] such Transfer is being effected to the Issuer or a Subsidiary thereof.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([Common Code : ]), or

(ii)	[ ] Regulation S Global Note ([Common Code : ]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([Common Code : ]), or

(ii)	[ ] Regulation S Global Note ([Common Code : ]), or

(iii)	[ ] Unrestricted Global Note ([ ] [ ]), or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Superior Industries International, Inc.

26600 Telegraph Road, Suite 400

Southfield, MI 48033

Attention:

Tel. No.: (248) 352-7300]

The Bank of New York Mellon acting through its London Branch

One Canada Square

London E14 5AL

United Kingdom

Email: corpsov2@bnymellon.com

Attention: Corporate Trust Administration

Facsimile No.: +44 (0)20 7964 2536

Re: 6.000% Senior Notes due 2025

Reference is hereby made to the Indenture, dated as of June 15, 2017 (the “ Indenture”), among (a) Superior Industries International, Inc., as Issuer, (b) certain subsidiaries of the Issuer, as Guarantors, (c) The Bank of New York Mellon acting through its London Branch, as Trustee and Paying Agent, and (d) The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar and Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note of the same series, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a

Restricted Global Note for a Restricted Definitive Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:

[    ] 144A Global Note, or

[    ] Regulation S Global Note

in each case of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

[                    ] Supplemental Indenture (this “Supplemental Indenture”), dated as of [                     ], among [                    ] (the “Guaranteeing Subsidiary”), a subsidiary of Superior Industries International, Inc., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon acting through its London Branch, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or modified from time to time, the “Indenture”), dated as of June 15, 2017, providing for the issuance of an unlimited aggregate principal amount of 6.000% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture and (i) hereby joins and becomes a party to the Indenture as indicated by its signature below as a Guarantor and (ii) acknowledges and agrees to (x) be bound by the Indenture as a Guarantor and (y) perform all obligations and duties required of a Guarantor pursuant to the Indenture.

(3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

D-1

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by ‘.pdf’ or other format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by ‘.pdf’ or other format) shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8) Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture the Guaranteeing Subsidiary will be subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(9) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON ACTING THROUGH ITS LONDON BRANCH, as Trustee

By:
Name:
Title:

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